                                                                     Exhibit 2.0







                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


                               DATED MAY 22, 1995


                                  BY AND AMONG


                                MARINERS BANCORP

                                 MARINERS BANK

                                ELDORADO BANCORP

                                      AND

                                 ELDORADO BANK

                               TABLE OF CONTENTS

                                                                                                                            Page
ARTICLE 1.         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

ARTICLE 2.         THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.1        The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.2        Effect of Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
         Section 2.3        Articles of Incorporation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.4        EB Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.5        Conversion of MARINERS Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.5.2.1    Stock Price Cash Adjustment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 2.5.2.2    MARINERS Consolidated Tangible Net Worth Adjustment . . . . . . . . . . . . . . . . . . . . . .  10
         Section 2.6        Cancellation of MARINERS Stock Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.7        Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 2.8        Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.9        Effect of Bank Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 2.10       Boards of Directors of ELDORADO and EB following the Effective Time . . . . . . . . . . . . . .  13

ARTICLE 3.         REPRESENTATIONS AND WARRANTIES OF MARINERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.1        Organization; Corporate Power; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.2        Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         Section 3.3        Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.4        Authorization of Agreement; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.5        Capital Structure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.6        MARINERS Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.7        Accuracy of Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.8        Compliance with Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.9        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.10       Agreements with Banking Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.11       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.12       Title to Assets other than Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.13       Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.14       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.14.1     Filing of Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.14.2     Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
                 3.14.3     Audit History . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.4     Statute of Limitations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.5     Withholding Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.6     Tax Liens . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.7     Safe Harbor Lease Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.8     Security for Tax-Exempt Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.9     Tax-Exempt Use Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.10    Foreign Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
                 3.14.11    No Withholding  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.14.12    Tax Reserves  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21





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
                 3.14.13    Tax Elections . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.14.14    IRC Section 382 Applicability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 3.14.15    Disclosure Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.15       Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 3.16       Loans and Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.17       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.18       Material Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 3.19       Absence of Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.20       Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.21       Employees; Employee Benefit Plans; ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 3.22       Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.23       Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.24       Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 3.25       Stock Options . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.26       Interest Rate Risk Management Instruments . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Section 3.27       Effective Date of Representations, Warranties, Covenants and Agreements . . . . . . . . . . . .  28

ARTICLE 4.         REPRESENTATIONS AND WARRANTIES OF ELDORADO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.1        Organization; Corporate Power; Etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 4.2        Licenses and Permits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.3        Authorization of Agreement; No Conflicts  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 4.4        Capital Structure of ELDORADO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 4.5        ELDORADO Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 4.6        Accuracy of Information Supplied  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Section 4.7        Compliance With Applicable Laws . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.8        Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.9        Agreements with Banking Authorities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.10       Performance of Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Section 4.11       Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.12       Absence of Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.13       Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.14       Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.15       Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 4.15.1     Filing of Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 4.15.2     Payment of Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Section 4.16       Hazardous Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 4.17       Effective Date of Representations, Warranties, Covenants and Agreements . . . . . . . . . . . .  34

ARTICLE 5.         ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.1        Access to Information, Due Diligence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         Section 5.2        Shareholder Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 5.3        Taking of Necessary Action  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 5.4        Registration Statement and Applications . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.5        Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 5.6        Notification of Certain Events  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38





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
         Section 5.7        Environmental Assessment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 5.8        Closing Schedules . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 5.9        Additional Accruals/Appraisals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE 6.         CONDUCT OF BUSINESS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.1        Affirmative Conduct of MARINERS and MB  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 6.2        Negative Covenants of MARINERS and MB . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 6.3        Conduct of ELDORADO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48

ARTICLE 7.         CONDITIONS PRECEDENT TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 7.1        Conditions to the Parties' Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
         Section 7.2        Conditions to ELDORADO's and EB's Obligations . . . . . . . . . . . . . . . . . . . . . . . . .  50
         Section 7.3        Conditions to MARINER's and MB's Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .  52

ARTICLE 8.         TERMINATION, AMENDMENTS AND WAIVERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.1        Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
         Section 8.2        Effect of Termination; Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 8.3        Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 8.4        Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
         Section 8.5        Liquidated Damages; Cancellation Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  56

ARTICLE 9.         GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.1        Non-Survival of Representations and Warranties  . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.2        Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  57
         Section 9.3        Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.4        Entire Agreement/No Third Party Rights/Assignment . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.5        Non-disclosure of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.6        Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.7        Headings/Table of Contents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.8        Enforcement of Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
         Section 9.9        Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  59





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


                AGREEMENT AND PLAN OF REORGANIZATION AND MERGER


         This AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the "Agreement") is entered into as of May 22, 1995 by and among MARINERS BANCORP, a California corporation ("MARINERS"), MARINERS BANK, a California state chartered bank ("MB"), which is a wholly-owned subsidiary of MARINERS, ELDORADO BANCORP, a California corporation ("ELDORADO"), and ELDORADO BANK, a California state chartered bank ("EB"), which is a wholly-owned subsidiary of ELDORADO.


                             W I T N E S S E T H :


         WHEREAS, the respective Boards of Directors of MARINERS and ELDORADO have determined that it is in the best interests of MARINERS and ELDORADO and their respective shareholders for MARINERS to be merged with and into EB, and following consummation of such Merger, that MB also be merged with and into EB, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the California Corporations Code and other applicable laws; and

         WHEREAS, it is the intention of the parties that the merger of MARINERS with and into EB be consummated pursuant to Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the IRC; and

         WHEREAS, the respective Boards of Directors of MARINERS, MB, ELDORADO and EB have approved this Agreement and the transactions contemplated hereby; and

         WHEREAS, MARINERS' Board of Directors has resolved to recommend approval of the merger of MARINERS and EB to its shareholders; and

         WHEREAS, ELDORADO's Board of Directors has resolved to recommend approval of the merger of MARINERS and EB to its shareholders.

         NOW, THEREFORE, in consideration of these premises and the representations, warranties and agreements herein contained, MARINERS and MB and ELDORADO and EB hereby agree as follows:


ARTICLE 1.         DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

         "Acquisition Event" shall mean any of the following:

                 (a) Prior to the termination of this Agreement, MARINERS shall have authorized, recommended, publicly proposed or publicly announced an intention to authorize, recommend or propose, or shall have entered or announced an intention to enter into a letter of intent, an agreement-in-principle or a definitive agreement with any Person (other than ELDORADO or any Subsidiary of ELDORADO) to effect, an Acquisition Transaction or failed to publicly oppose a Tender Offer or an Exchange Offer (as defined below). As used herein, the term "Acquisition Transaction" shall mean (i) a merger, consolidation or similar transaction involving MARINERS or any of its Subsidiaries (other than internal mergers, reorganizations, consolidations or dissolutions involving only existing Subsidiaries), (ii) the disposition, by sale, lease, exchange, dissolution or liquidation, or otherwise, of all or substantially all of the assets of MARINERS or MB or any asset or assets of MARINERS or MB the disposition or lease of which would result in a material change in the business or business operations of MARINERS or MB, a transfer of any shares of stock or other securities of MB to any Person other than MARINERS, or a material change in the assets, liabilities or results of operations or in the future prospects of MARINERS or MB, including, but not limited to a grant of an option entitling any Person (other than ELDORADO or any Subsidiary of ELDORADO) to acquire any shares of stock of MB or any assets material to either of the respective businesses of MARINERS or MB; or (iii) the issuance, sale or other disposition (including, without limitation, by way of merger, consolidation, share exchange or any similar transaction) of shares of Common Stock or other Equity Securities, or the grant of any option, warrant or other right to acquire shares of Common Stock or other Equity Securities, representing directly, or on an as-exercised, as-exchanged or as-converted basis (in the case of options, warrants, rights or exchangeable or convertible Equity Securities), 15% or more of the voting securities of MARINERS; or

                 (b) Prior to termination of this Agreement (i) any Person (other than ELDORADO, or any Subsidiary of ELDORADO or a person who is a party to a Director-Shareholder Agreement) shall have increased the number of shares of MARINERS' Common Stock over which such person has beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) by a number that is greater than 1% of the then outstanding shares of MARINERS' Common Stock if, after giving effect to such increase, such Person owns, beneficially, more than 5% of MARINERS' outstanding shares of Common Stock, or
(ii) any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns, or has the right to acquire beneficial ownership of, more than 5% of the then outstanding shares of MARINERS Common Stock; or

                 (c) The approval by MARINERS' shareholders of, or the consummation by MARINERS or MB of, any Acquisition Transaction as described in Subsection (a) of this Paragraph within a period of two hundred seventy (270) days following: (i) the termination of this Agreement by ELDORADO pursuant to Sections 8.1.1, 8.1.3, 8.1.5, 8.1.6, 8.1.9, 8.1.11 or 8.1.13, or by ELDORADO
pursuant to Section 8.1.15 solely by reason of the failure of any of the conditions set forth in Sections 7.2.1, 7.2.3, 7.2.4 or 7.2.5 to have been satisfied, where such failure shall have been caused in whole or in part by any action or inaction within the control of MARINERS, MB, any Subsidiary of MARINERS or MB, or the directors or executive officers of MARINERS or of MB or any of their Subsidiaries (it being understood that any action or inaction outside of the control of MARINERS, MB, their Subsidiaries, and the respective directors and executive officers thereof, such as, by way of example only, the filing of a lawsuit against any of them or the outcome of the vote by shareholders of MARINERS (other than shareholders who are also directors of MARINERS) on approval of this Merger and this

Agreement, shall not come within this Subsection (c) of this paragraph); or
(ii) the termination of this Agreement by MARINERS pursuant to Section 8.1.14 by reason of the failure of the condition set forth in Section 7.3.7 to have been satisfied.

         "Acquisition Proposal" shall have the meaning given such term in
Section 6.2.5.

         "Affected Party" shall have the meaning given to it in Section 5.8.

         "Affiliate" or "affiliate" shall mean, with respect to any other Person, any Person that, directly or indirectly, controls or is controlled by or is under common control with such Person.

         "Affiliate Agreements" shall have the meaning given to such term in
Section 5.3.3.

         "Average ELDORADO Closing Price" shall have the meaning given to that term in Section 2.5.

         "Bank Merger" shall have the meaning given such term in Section 2.8.

         "Bank Merger Agreement" shall have the meaning given such term in
Section 2.8.

         "Benefit Arrangement" shall have the meaning given such term in
Section 3.21.4.

         "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

         "Book Value" shall have the meaning given to it in Section 5.9.2

         "Business Day" shall mean any day, other than a Saturday, Sunday or any other day, such as a legal holiday, on which California state banks in California are not open for substantially all their banking business.

         "California Corporations Code" shall mean the General Corporation Law of the State of California.

         "California Financial Code" shall mean the Financial Code of the State of California.

         "Cash Component" shall have the meaning given to such term in Section 2.5.

         "Classified Assets" shall have the meaning given to such term in
Section 6.1.15.

         "Closing" shall have the meaning given to such term in Section 2.1.

         "Closing Date" shall have the meaning given to such term in Section
2.1.

         "Closing Schedules" shall have the meaning given to such term in
Section 5.8.

         "Collateralizing Real Estate" shall have the meaning given to such term in Section 3.24.1.

         "Default" shall mean, as to any party to this Agreement, a failure by such party to perform, in any material respect, any of the agreements or covenants of such party contained in Articles 5 or 6.

         "Determination Date" shall mean the last business day of the calendar month immediately preceding the calendar month in which the Effective Time occurs.

         "Disclosed Matters" shall have the meaning given such term in Section 5.7.1.

         "Dissenting Shares" shall mean shares of Common Stock of MARINERS which come within all of the descriptions set forth in Subparagraphs (1), (2),
(3) and (4) of Paragraph (a) of Section 1300 of the California Corporations
Code.

         "Dissenting Shareholder Notices" shall mean the notice required to be given to record holders of Dissenting Shares pursuant to Paragraph (a) of
Section 1301 of the California Corporations Code.

         "EB" shall have the meaning set forth in the preamble to this Agreement.

         "Effective Time" shall have the meaning given such term in Section 2.1.

         "ELDORADO" shall have the meaning set forth in the preamble to this Agreement.

         "ELDORADO Common Stock" shall mean the Common Stock, no par value per share, of ELDORADO.

         "ELDORADO Fairness Opinion" shall have the meaning given to such term in Section 7.2.13.

         "ELDORADO Filings" shall have the meanings given such term in Section 4.5.

         "ELDORADO Financial Statements" shall mean the financial statements of ELDORADO that were filed on SEC Form 10-K for the year ended December 31, 1994 and the unaudited financial statements filed on SEC Form 10-Q for the quarter ended March 31, 1995.

         "ELDORADO SEC Documents" shall have the meaning set forth in Section 4.5.2.

         "Employee plan" shall have the meaning given such term in Section
3.21.3.

         "Environmental Laws" shall mean and include any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Entity pertaining to health or to the environment, including, without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conversation and Recovery Act of 1976, as amended ("RCRA"), the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended.

         "Equity Securities" shall have the meaning given to such term in the Exchange Act.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Exchange Agent" shall mean First Interstate Bank, or such other Person as ELDORADO shall have appointed to perform the duties set forth in
Section 2.7.

         "Exchange Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of an exchange offer or the filing by any Person of a registration statement under the Securities Act with respect to an exchange offer to purchase any shares of MARINERS Common Stock such that, upon consummation of such offer, such Person would own or control 15% or more of the then outstanding shares of MARINERS Common Stock.

         "FDIC" shall mean the Federal Deposit Insurance Corporation.

         "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System.

         "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles.

         "Governmental Entity" shall mean any court, federal, state, local or foreign government or any administrative agency or commission or other governmental authority or instrumentality whatsoever.

         "Hazardous Substances" shall have the meaning given such term in
Section 3.24.4.

         "Intellectual Property" shall have the meaning given such term in
Section 3.23.

         "IRC" shall mean the Internal Revenue Code of 1986, as amended.

         "Interest Rate Management Arrangements" shall have the meaning given to such term in Section 3.26.

         "Knowledge" shall mean, with respect to any representation or warranty contained in this Agreement: (1) as to ELDORADO or EB, the actual knowledge, after reasonable inquiry, of any executive officer of ELDORADO listed on
Schedule 1A hereto; and (2) as to MARINERS, the actual knowledge, after reasonable inquiry, of any director or executive officer of MARINERS or MB that is listed by name on Schedule 1B hereto.

         "Last Regulatory Approval" shall mean the final Requisite Regulatory Approval required, from any Governmental Entity under applicable federal laws of the United States and laws of any state having jurisdiction over the Merger or Bank Merger, to permit the parties to consummate the Merger and Bank Merger.

         "Loan-in-Foreclosure" shall have the meaning given to such term in
Section 5.9.2.

         "Material Adverse Effect" shall mean a material adverse effect: (i) on the business, assets, results of operations, financial condition or prospects of a Person and its subsidiaries, if any, taken as a whole (unless specifically indicated otherwise); or (ii) on the ability of a Person that is a party to this Agreement to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

         "Material Adverse Event" shall have the meaning given to such term in
Section 8.1.13.

         "Merger" shall have the meaning set forth in Section 2.1.

         "MARINERS" shall have the meaning set forth in the preamble of this Agreement.

         "MARINERS Certificates" shall have the meaning given such term in
Section 2.7.1.

         "MARINERS Common Stock" shall mean the common stock, no par value, of MARINERS and any Common Stock of MARINERS created pursuant to any recapitalization, reorganization, or similar event or any subdivision or combination of shares of common stock or similar event.

         "MARINERS Consolidated Tangible Net Worth" shall mean the difference between:

                 (A) The total shareholders' equity of MARINERS as of the Determination Date, determined in accordance with Generally Accepted Accounting Principles applied consistently with prior periods (but not including (i) any equity raised by MARINERS subsequent to the date of this Agreement from the capital or private markets or otherwise; or (ii) any amount attributable to the actual exercise of any MARINERS Stock Options between the date of this Agreement and the Closing Date or (iii) any reduction in MB's loan loss, OREO or other contingency reserves);

         and

                 (B) Reserves for loan or other credit losses and reserves for losses on OREO and for other contingencies (if and to the extent not already deducted in the determination of MARINERS' shareholders equity); excess mortgage servicing rights; the fees and costs incurred by MARINERS or MB attributable to the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby including the amounts required to be expended to reacquire outstanding stock options as provided in Section 2.6 (if and to the extent not already deducted in the determination of MARINERS' shareholders equity); the amounts of goodwill, if any, core deposit intangibles and any other intangible assets on the books of MARINERS; and the following amounts attributable to the period from January 1, 1995 to the Determination Date:
                 (1) gains on securities transactions, including mark-to-market gains; (2) gains and income attributable to real estate development activities, including sales of OREO; (3) gains from the sale or other disposition of assets not in the ordinary course of business; and (4) gains attributable to non-recurring extraordinary items or to changes related to new accounting principles and changes in application of existing accounting principles; it being understood and agreed that the items in clauses (1) to (4) of this paragraph (B) shall be determined net of any related tax benefits.

         "MARINERS' Fairness Opinion" shall have the meaning given to such term in Section 7.3.7.

         "MARINERS Filings" shall have the meaning given such term in Section 3.6.1.

         "MARINERS Financial Statements" shall have the meaning given to such term in Section 3.7.3.

         "MARINERS Stock Options" shall mean any options to purchase any MARINERS Common Stock or any other Equity Securities of MARINERS granted on or prior to the Effective Time, whether pursuant to the MARINERS Stock Option Plan or otherwise.

         "MARINERS Stock Option Plan" shall mean MARINERS' written Stock Option Plan as described in Schedule 3.25 hereto.

         "MB" shall have the meaning given to such term in the preamble to this Agreement.

         "MB FDIC Documents" shall have the meaning given to such term in
Section 3.6.2.

         "New Certificates" shall have the meaning given to such term in
Section 2.7.1.

         "Perfected Dissenting Shares" shall mean Dissenting Shares as to which the recordholder has made demand on MARINERS in accordance with Paragraph (b) of Section 1301 of the California Corporations Code and has not withdrawn such demand prior to the Effective Time.

         "Per Share Merger Consideration" shall have the meaning given to such term in Section 2.5.

         "Persons" or "persons" shall mean an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, Governmental Entity or any other legal entity whatsoever.

         "Properties" shall have the meaning given to such term in Section
3.24.1.

         "Proxy Statement" shall have the meaning given to such term in Section 3.7.2.

         "Registration Statement" shall have the meaning given to such term in
Section 3.7.2.

         "Regulatory Authority" shall mean any Governmental Entity, the approval of which is legally required for consummation of the Merger or the Bank Merger.

         "Requisite Regulatory Approvals" shall have the meaning set forth in
Section 7.1.2.

         "Returns" shall mean all returns, declarations, reports, statements, and other documents required to be filed with respect to federal, state, local and foreign Taxes, and the term "Return" means any one of the foregoing Returns.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Site Assessment" shall have the meaning given to such term in Section 5.7.1.

         "Stock Component" shall have the meaning given to such term in Section 2.5.

         "Subsidiary" shall mean, with respect to any corporation (the "parent"), any other corporation, association or other business entity of which more than 50% of the shares of the Voting Stock are owned or controlled, directly or indirectly, by the parent or by one or more Subsidiaries of the parent, or by the parent and one or more of its Subsidiaries.

         "Subsidiary Merger Agreement" shall have the meaning given to such term in Section 2.1.

         "Superior Proposal" shall have the meaning given to such term in
Section 6.2.5.

         "Surviving Bank" shall have the meaning given to such term in Section 2.8.

         "Surviving Corporation" shall have the meaning given to such term in
Section 2.1.

         "Taxes" shall mean all federal, state, local and foreign net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties, or other taxes, together with any interest and any penalties, additions to tax, or additional amounts with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

         "Tax Filings" shall mean any applications, reports, statements or other Returns required to be filed with any local, state of federal Governmental Entity before the Merger or the Bank Merger may become effective, including, but not limited to, any filing required to be made with the California Franchise Tax Board to obtain Tax Clearance Certificates for the Merger and Bank Merger.

         "Tender Offer" shall mean the commencement (as such term is defined in Rule 14d-2 under the Exchange Act) of a tender offer or the filing by any person of a registration statement under the Securities Act with respect to, a tender offer to purchase any shares of MARINERS

Common Stock such that, upon consummation of such offer, such person would own or control 15% or more of the then outstanding voting securities of MARINERS.

         "Understanding" shall have the meaning set forth in Section 6.1.5.

         "Voting Securities" or "Voting Stock" shall mean the stock or other securities or any other interest entitling the holders thereof to vote in the election of the directors, trustees or Persons performing similar functions of the Person in question, including, without limitation, non-voting securities that are convertible or exchangeable into voting securities, but shall not include any stock or other interest so entitling the holders thereof to vote only upon the happening of a contingency (other than a conversion or exchange thereof into voting securities), whether or not such contingency has occurred.

ARTICLE 2.         THE MERGERS

         Section 2.1 The Merger. Subject to the terms and conditions of this Agreement, as promptly as practicable following the receipt of the Last Regulatory Approval and the expiration of all applicable waiting periods, MARINERS shall be merged with and into EB, EB shall be the Surviving Corporation in such merger, and each of the then outstanding shares of MARINERS Common Stock shall be automatically converted into a right to receive the Per Share Merger Consideration, all pursuant to the Agreement of Merger attached to this Agreement as Exhibit 2.1 (the "Subsidiary Merger Agreement") and in accordance with the applicable provisions of the California Financial Code and the California Corporations Code (the "Merger"). The closing of the Merger (the "Closing") shall take place at a location and time and Business Day to be designated by ELDORADO and reasonably concurred in by MARINERS (the "Closing Date") which shall not, however, be later than forty-five (45) days after receipt of the last Regulatory Approval and expiration of all applicable waiting periods. The Merger shall be effective when the Subsidiary Merger Agreement (together with any other documents required by law to effectuate the Merger) shall have been approved by the Superintendent of Banks and filed with the Secretary of State of the State of California. When used in this Agreement, the term "Effective Time" shall mean the time of filing of the Subsidiary Merger Agreement with the Secretary of State, and "Surviving Corporation" shall mean EB.

         Section 2.2 Effect of Merger. By virtue of the Merger and at the Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of MARINERS and EB shall be vested in and be held and enjoyed by the Surviving Corporation, without further act or deed, and all the estates and interests of every kind of MARINERS and EB, including all debts due to either of them, shall be as effectively the property of the Surviving Corporation as they were of MARINERS and EB immediately prior to the Effective Time, and the title to any real estate vested by deed or otherwise in either MARINERS or EB shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors and liens upon any property of MARINERS and EB shall be preserved unimpaired and all debts, liabilities and duties of MARINERS and EB shall be debts, liabilities and duties of the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Merger.

         Section 2.3 Articles of Incorporation. The articles of incorporation of EB in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the provisions thereof and the name of the Surviving Corporation shall be "Eldorado Bank."

         Section 2.4 EB Stock. The authorized and issued capital stock of EB, all of the shares of which are owned by ELDORADO, shall not be affected by the Merger and shall continue to be outstanding at and after the Effective Time.

         Section 2.5      Conversion of MARINERS Common Stock.

                 2.5.1 Each share of MARINERS Common Stock outstanding immediately prior to the Effective Time shall be converted at the Effective Time into and become the right to receive the Per Share Merger Consideration; provided, however, that any Perfected Dissenting Shares shall not be so converted and in lieu of such conversion shall be treated in accordance with the applicable provisions of Section 1300 et. seq. of the California Corporations Code.

                 2.5.2 The Per Share Merger Consideration into which each outstanding share of MARINERS Common Stock (other than Dissenting Shares) shall be converted at the Effective Time shall consist of one (1) share of ELDORADO Common Stock (the "Stock Component") and cash in the amount of $7.30 (the "Cash Component"), plus any increases and minus any decreases in the Cash Component of the Per Share Merger Consideration as provided in Subsections 2.5.2.1 and
2.5.2.2 hereof.

                          2.5.2.1 Stock Price Cash Adjustment. If the average of the closing prices of ELDORADO Common Stock for all of the trading days in the calendar month immediately prior to the month in which the Effective Time occurs ("Average ELDORADO Closing Price") is less than $12.00, then the Cash Component of the Per Share Merger Consideration shall be increased by an amount equal to the difference between $12.00 and the Average ELDORADO Closing Price, provided, however, that the maximum amount of such increase shall not exceed $1.50. If, on the other hand, the Average ELDORADO Closing Price is greater than $13.00, then the Cash Component of the Per Share Merger Consideration shall be decreased in an amount equal to the difference between the Average ELDORADO Closing Price and $13.00, provided, however, that the maximum amount of such decrease shall not exceed $1.00.

                          2.5.2.2 MARINERS Consolidated Tangible Net Worth Adjustment. If the sum of $7,400,000 exceeds MARINERS Consolidated Tangible Net Worth at the Determination Date, then the Cash Component of the Merger Consideration, as the same may have been adjusted pursuant to Subsection 2.5.2.1 hereof, shall be reduced by an amount equal to the quotient resulting from dividing such excess by the total number of shares of MARINERS Common Stock outstanding immediately prior to the Effective Time. If MARINERS Consolidated Tangible Net Worth exceeds $7,600,000, then the Cash Component of the Per Share Merger Consideration, as the same may have been adjusted pursuant to Subsection 2.5.2.1 hereof, shall be increased by an amount equal to the quotient resulting from dividing such excess by the total number of shares of MARINERS Common Stock outstanding immediately prior to the Effective Time.

                 2.5.3 The Per Share Merger Consideration shall be further appropriately adjusted to reflect any recapitalization, reorganization, reclassification, split-up, merger, consolidation, exchange, stock or other dividend or distribution (other than cash dividends), made, declared or effective with respect to the ELDORADO Common Stock between the date of this Agreement and the Effective Time.

         Section 2.6 Cancellation of MARINERS Stock Options. Prior to the Effective Time, all outstanding rights with respect to MARINERS Common Stock or any other Equity Securities of MARINERS pursuant to stock options, whether under the MARINERS Stock Option Plan or otherwise, shall be cancelled on the terms set forth in Schedule 2.6.

         Section 2.7 Exchange Procedures. On or as soon as practicable after the Effective Time, (i) ELDORADO will deliver to the Exchange Agent certificates representing the number of shares of ELDORADO Common Stock issuable in the Merger; and (ii) EB will deliver to the Exchange Agent the cash payable as part of the Merger Consideration pursuant to Section 2.5 hereto (after giving effect to the adjustments called for by Subsections 2.5.2.1 and 2.5.2.2 hereof).

                 2.7.1 Upon surrender to the Exchange Agent for cancellation of one or more certificates for shares of MARINERS Common Stock ("MARINERS Certificates"), accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, as promptly as practicable thereafter, deliver to each holder of such surrendered MARINERS Certificates, certificates representing the appropriate number of shares of ELDORADO Common Stock ("New Certificates") and a check for payment of the Cash Component payable in respect of the shares of the MARINERS Common Stock represented by MARINERS Certificates surrendered by such holder. In no event shall the holders of MARINERS Certificates be entitled to receive interest on cash amounts due them hereunder in respect of their MARINERS Common Stock.

                 2.7.2 Until a MARINERS Certificate has been surrendered and exchanged as herein provided, each share of MARINERS Common Stock represented by such MARINERS Certificate shall represent, on and after the Effective Time, the right to receive the Per Share Merger Consideration into which each such share of MARINERS Common Stock shown thereon has been converted as provided by
Section 2.5. No dividends or other distributions that are declared on any shares of ELDORADO Common Stock into which any shares of MARINERS Common Stock have been converted at the Effective Time shall be paid to the holder of such MARINERS' shares until the MARINERS Certificates evidencing such MARINERS' shares have been surrendered in exchange for New Certificates in the manner herein provided, but upon such surrender, such dividends or other distributions, from and after the Effective Time, will be paid to such holders in accordance with the terms of such ELDORADO Common Stock. In no event shall the holders entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

                 2.7.3 No transfer taxes shall be payable by any shareholder in respect of the issuance of New Certificates, except that if any New Certificate is to be issued in a name other than that in which the MARINERS Certificates surrendered shall have been registered, it shall be a condition of such issuance that the holder requesting such issuance shall properly endorse the certificate or certificates and shall pay to ELDORADO or the Exchange Agent any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of ELDORADO or the Exchange Agent that such taxes have been paid or are not payable.

                 2.7.4 Any ELDORADO Common Stock or cash delivered to the Exchange Agent and not distributed pursuant to this Section 2.7 at the end of nine months from the Effective Time, shall be returned to ELDORADO, in which event the Persons entitled thereto shall look only to ELDORADO for payment thereof.

                 2.7.5 Notwithstanding anything to the contrary set forth in Sections 2.7.2 and 2.7.3 hereof, if any holder of MARINERS Common Stock shall be unable to surrender such holder's MARINERS Certificates because such certificates have been lost or destroyed, such holder may deliver in lieu thereof an affidavit and indemnity bond in form and substance and with surety satisfactory to Exchange Agent and ELDORADO.

                 2.7.6 The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of ELDORADO Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of ELDORADO Common Stock for the account of the Persons entitled thereto.

                 2.7.7 After the Effective Time, there shall be no further registration of transfers of the shares of MARINERS Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing such shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for ELDORADO Common Stock as provided in this Article 2.

         Section 2.8 Bank Merger. Concurrently herewith, MB and EB shall enter into a merger agreement in the form of Exhibit 2.8 hereto (the "Bank Merger Agreement"), pursuant to which, immediately following the consummation of the Merger, MB shall be merged with and into EB (the "Bank Merger"). EB shall be the Surviving Bank in the Bank Merger, the shares of EB Common Stock outstanding immediately prior to the consummation of the Bank Merger will be unaffected by the Bank Merger and shall continue to be outstanding at the time of and after consummation of the Bank Merger, and all of the shares of common stock of MB outstanding immediately prior to the effectiveness of the Bank Merger shall be automatically cancelled and no consideration shall be issued therefor, all as provided in the Bank Merger Agreement. The Bank Merger shall be effective when, and the term "Bank Merger Effective Time" shall mean the time that, a copy of the Bank Merger Agreement (together with any other documents required by law to effectuate the Bank Merger) that has been approved by the Superintendent of Banks and filed with the Secretary of State of the State of California, is filed with the California Superintendent of Banks pursuant to the applicable requirements of the California Financial Code. The filing of the Bank Merger Agreement with the California Secretary of State shall occur immediately after the Effective Time of the Merger. When used in this Agreement, the term "Surviving Bank" shall mean EB.

         Section 2.9 Effect of Bank Merger. By virtue of the Bank Merger and at the Bank Merger Effective Time, all of the rights, privileges, powers and franchises and all property and assets of every kind and description of MB and EB shall be vested in and be held and enjoyed by the Surviving Bank, without further act or deed, and all the estates and interests of every kind of

MB and EB, including all debts due to either of them, shall be as effectively the property of the Surviving Bank as they were of MB and EB immediately prior to the Bank Merger Effective Time, and the title to any real estate vested by deed or otherwise in either MB or EB shall not revert or be in any way impaired by reason of the Bank Merger; and all rights of creditors and liens upon the property of MB and EB shall be preserved unimpaired and all debts, liabilities and duties of MB and EB shall be debts, liabilities and duties of the Surviving Bank and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, and none of such debts, liabilities or duties shall be expanded, increased, broadened or enlarged by reason of the Bank Merger.

         Section 2.10 Boards of Directors of ELDORADO and EB following the Effective Time. At the Effective Time the two directors of MARINERS named on
Schedule 2.10 shall be appointed as directors of ELDORADO and EB to serve until the next annual meeting of shareholders of ELDORADO and EB and until their successors are elected and qualify.


ARTICLE 3.         REPRESENTATIONS AND WARRANTIES OF MARINERS.

         MARINERS and MB represent and warrant to ELDORADO as follows:

         Section 3.1 Organization; Corporate Power; Etc. MARINERS is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as they are being conducted on the date of this Agreement. MARINERS also is a bank holding company registered under the BHCA. MARINERS has all requisite corporate power and authority to enter into this Agreement and, subject to its obtaining the approval of its shareholders and the obtaining of all Requisite Regulatory Approvals to consummate the transactions contemplated hereby. MB is a California state chartered bank duly organized, validly existing and in good standing under the laws of the State of California. MB, and each other Subsidiary of MARINERS or MB, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business substantially as it is being conducted on the date of this Agreement. MB is authorized by the California Superintendent of Banking to conduct a general banking business. MB is not a member of the Federal Reserve System. MB's deposits are insured by the FDIC in the manner and to the full extent provided by law. MB maintains and operates branch offices only in the State of California. Neither the scope of the business of MARINERS or of MB, or any other Subsidiary of MARINERS or MB, nor the location of any of their respective properties, requires that MARINERS or MB or any of their Subsidiaries be licensed or qualified to conduct business in any jurisdiction other than the State of California.

         Section 3.2      Licenses and Permits.  Except as disclosed on
Schedule 3.2, MARINERS and MB, and each of their respective Subsidiaries, have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on MARINERS or MB or on the ability of MARINERS or MB to consummate the transactions contemplated by this Agreement. The properties, assets, operations and businesses of MARINERS and MB, and those of their respective Subsidiaries, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises, rights and permits.

         Section 3.3 Subsidiaries. Other than as set forth on Schedule 3.3, there is no corporation, partnership, joint venture or other entity in which MARINERS or MB owns, directly or indirectly (except as pledgee pursuant to loans or stock or other interest held as the result of or in lieu of foreclosure pursuant to pledge or other security arrangement) any equity or other voting interest or position.

         Section 3.4      Authorization of Agreement; No Conflicts.

                 3.4.1 The execution and delivery of this Agreement and the Subsidiary Merger Agreement by MARINERS, and the execution and delivery of the Bank Merger Agreement by MB, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of MARINERS and MB, subject only to the approval of this Agreement, the Subsidiary Merger Agreement and the Merger by MARINERS' shareholders. This Agreement has been duly executed and delivered by MARINERS and MB and constitutes a valid and binding obligation of MARINERS and MB, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally, by general equitable principles. The Subsidiary Merger Agreement upon due execution thereof by MARINERS, and the Bank Merger Agreement, upon its due execution by MB, when filed in accordance with the applicable provisions of the California Corporations Code and the California Financial Code, will constitute valid and binding obligations of MARINERS and MB, respectively, each enforceable in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles.

                 3.4.2 Except as disclosed on Schedule 3.4, the execution and delivery of this Agreement and the Subsidiary Merger Agreement, and the execution and delivery of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the respective Articles of Incorporation or Bylaws of MARINERS or MB or, except for the necessity of obtaining Requisite Regulatory Approvals and approval of the shareholders of MARINERS, any material mortgage, indenture, lease, agreement or other material instrument or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to MARINERS or MB or any of their respective assets or properties, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on MARINERS or MB, or on ELDORADO or EB following consummation of the Merger and Bank Merger, or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement or the Subsidiary Merger Agreement by MARINERS and MB or the Bank Merger Agreement by MB or the consummation by MARINERS or MB of the transactions contemplated hereby or thereby, except for (a) filings required in order to obtain the Requisite Regulatory Approvals; (b) the filing of the Subsidiary Merger Agreement and the Bank Merger Agreement with the Superintendent of Banks of the State of California and the Secretary of State of California; and (c) Tax Filings.

         Section 3.5      Capital Structure.

                 3.5.1 The authorized capital stock of MARINERS consists solely of 1,500,000 shares of Common Stock, no par value per share. At the close of business on the Business Day next preceding the date of this Agreement, 630,276 shares of Common Stock were outstanding and no shares of Common Stock were reserved for issuance for any purposes except that 7,200 shares of Common Stock were reserved for issuance pursuant to the MARINERS
Stock Option Plan.   All outstanding shares of MARINERS capital stock are
validly issued, fully paid and non-assessable. Such shares do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. Except for the MARINERS Stock Options described on Schedule 3.25 to this Agreement, there are not outstanding on the date of this Agreement any Equity Securities, including, without limitation, any options, warrants, calls, or rights or other securities, that are convertible or exercisable into, or exchangeable for, or entitle any one to purchase or otherwise acquire, any shares of Common Stock or other Equity Securities of MARINERS and MARINERS is not a party to or bound by any agreement obligating it to sell or issue any shares of Common Stock or other Equity Securities of MARINERS or to grant to any Person any option, warrant, call or right to purchase or acquire any shares of Common Stock or other Equity Securities of MARINERS.

                 3.5.2 The authorized capital stock of MB consists solely of 320,000 shares of Common Stock, no par value. At the close of business on the Business Day next preceding the date of this Agreement, 200,000 shares of Common Stock were outstanding and no shares of Common Stock were reserved for issuance for any purposes whatsoever. All outstanding shares of MB capital stock are validly issued, fully paid and non-assessable (except for assessments made pursuant to Section 662 of the California Financial Code) and do not possess any preemptive rights and were not issued in violation of any preemptive rights or any similar rights of any Person. There are not outstanding on the date of this Agreement any Equity Securities, including, without limitation, any options, warrants, calls, or rights, that are convertible or exercisable into, or exchangeable for, or which entitle any one to purchase or otherwise acquire, any authorized and unissued or issued and outstanding shares of Common Stock or other Equity Securities of MB and neither MARINERS nor MB is a party to or bound by any agreement obligating either of them to sell or issue any authorized and unissued or issued and outstanding shares of Common Stock or other Equity Securities of MB or to grant to any one any option, warrant, call or right to purchase or acquire any authorized and unissued or issued and outstanding shares of Common Stock or other Equity Securities of MB.

                 3.5.3 MARINERS is the direct and sole owner, beneficially and of record, of all of the issued and outstanding capital stock of MB, free and clear of all liens, pledges, charges and other encumbrances of any nature whatsoever.

         Section 3.6      MARINERS Filings.

                 3.6.1 Since January 1, 1992, MARINERS and MB, and their respective Subsidiaries, have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the California Superintendent of Banks; (c) the Federal Deposit Insurance Corporation; and (d) any other federal, state or local governmental or regulatory authority. All such reports, registrations and filings, and all reports sent to

MARINERS' shareholders during the three-year period ended December 31, 1994 (whether or not filed with any Regulatory Authority), are collectively referred to as the "MARINERS Filings." As of their respective filing or mailing dates, each of the past MARINERS Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such non-compliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The MARINERS Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of MARINERS as of the dates thereof and the consolidated results of its operations, cash flows and changes in shareholders' equity for the periods then ended. Copies of the MARINERS Filings have been made available to ELDORADO (except to the extent prohibited by law).

                 3.6.2 MB has filed all reports, and any amendments required to be made thereto, that since January 1, 1992 was required to be filed by MB with the FDIC (the "MB FDIC Documents"), all of which have been made available to ELDORADO. As of their respective dates, the MB FDIC Documents complied in all material respects with the applicable requirements of the Federal Deposit Insurance Act, as the case may be, and the rules and regulations of the FDIC thereunder applicable to such MB FDIC Documents, and none of the MB FDIC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of MB included in the MB FDIC Documents comply in all material respects with applicable regulatory accounting requirements and with the published rules and regulations of the FDIC (as applicable) with respect thereto, and, in the case of any financial statements, have been prepared in accordance with Generally Accepted Accounting Principles, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by regulations of the
FDIC) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the financial position of MB as of the dates thereof and the results of its operations and cash flows for the periods then ended.

         Section 3.7      Accuracy of Information Supplied.

                 3.7.1 No representation or warranty of MARINERS or MB contained in this Agreement or any statement, schedule, exhibit or certificate given or to be given by or on behalf of MARINERS or MB, or any of their respective Subsidiaries, to ELDORADO in connection herewith and none of the information supplied or to be supplied by MARINERS or MB or their Subsidiaries to ELDORADO under this Agreement contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 3.7.2 None of the information supplied or to be supplied by MARINERS for inclusion or incorporation by reference in, or relating to MARINERS and included or incorporated by reference in, (i) the Registration Statement on Form S-4 to be filed with the SEC by ELDORADO in connection with the issuance of shares of ELDORADO Common Stock in the Merger (including the Proxy Statement and prospectus constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement and any amendment or supplement thereto will, at all times from the date of mailing to shareholders of MARINERS through the date of the meeting of shareholders of MARINERS to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) the applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, the AMEX or any Governmental Entity in connection with the Merger, the issuance of any shares of ELDORADO Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to ELDORADO, EB and their Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

                 3.7.3    MARINERS has or will deliver to ELDORADO copies of:
(a) the audited consolidated balance sheets of MARINERS and its consolidated Subsidiaries as of December 31, 1994, 1993 and 1992 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years then ended and the related notes to such consolidated financial statements, all as audited by Dayton & Associates, independent public accountants (the "MARINERS Financial Statements"), and MARINERS will hereafter until the Closing Date deliver to ELDORADO copies of additional financial statements of MARINERS as provided in Sections 5.1.1(iii) and 6.1.11(iii). The MARINERS Financial Statements have been prepared (and all of said additional financial statements will be prepared) in accordance with Generally Accepted Accounting Principles, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) consistently followed throughout the periods covered by such statements, and present (and, when prepared, will present) fairly the consolidated financial position of MARINERS and its consolidated Subsidiaries as of the respective dates indicated and the consolidated results of their operations, cash flows and changes in shareholders' equity at the respective dates and for the respective periods covered by such financial statements (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount). In addition, MARINERS has delivered to ELDORADO copies of all management or other letters delivered to MARINERS by its independent accountants in connection with any of the MARINERS Financial Statements or by such accountants or any consultant regarding the internal controls or internal compliance procedures and systems of MARINERS or MB issued at any time since January 1, 1992, and will make available for inspection by ELDORADO or its representatives, at such times and places as ELDORADO may reasonably request, reports and working papers produced or developed by such accountants or consultants.

         Section 3.8 Compliance with Applicable Laws. Except as disclosed on Schedule 3.8, the businesses of MARINERS and MB, and their respective Subsidiaries (including, without limitation, the offering of financial planning services and non-deposit investment products to MB customers), are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not have a Material Adverse Effect on MARINERS or MB, or ELDORADO or EB at or following the Effective Time. Except as set forth in Schedule 3.8, no investigation or review by any Governmental Entity with respect to MARINERS or MB is pending or, to the Knowledge of MARINERS or MB threatened, nor has any Governmental Entity indicated to MARINERS or MB an intention to conduct the same.

         Section 3.9 Litigation. Except as set forth in Schedule 3.9, there is no suit, action or proceeding or investigation pending, or to the Knowledge of MARINERS or MB threatened, against MARINERS or MB or any of their respective Subsidiaries which, if adversely determined, would have a Material Adverse Effect on MARINERS or MB or their Subsidiaries; nor is there any judgment, decree, consent order, injunction or order of any Governmental Entity or arbitrator outstanding against MARINERS or MB or any of their Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such Material Adverse Effect. Schedule 3.9 contains a true, correct and complete list, including identification of the applicable insurance policy covering such litigation, if any, subject to reservation of rights, if any, the applicable deductible and the amount of any reserve therefor, of all pending litigation in which MARINERS or MB or any of their Subsidiaries is a named party, and except as disclosed on Schedule 3.9, all of the litigation shown on such Schedule is adequately covered by insurance in force, except for applicable deductibles, or have been adequately reserved for in accordance with MARINERS' prior business practices.

         Section 3.10 Agreements with Banking Authorities. Except as set forth on Schedule 3.10, none of MARINERS or any Subsidiary is a party to any written agreement or memorandum of understanding with or order or directive from any Governmental Entity.

         Section 3.11 Insurance. MARINERS and MB and their Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. Schedule 3.11 contains a list of all policies of insurance and bonds carried and owned by MARINERS or MB or any Subsidiary. None of MARINERS or MB or any of their Subsidiaries is in default under any such policy of insurance or bond such that it can be cancelled and all material claims thereunder have been filed in timely fashion. MARINERS and MB and their Subsidiaries have filed claims with, or given notice of claim, to their insurers or bonding companies in timely fashion with respect to all material matters and occurrences for which they believe they have coverage.

         Section 3.12 Title to Assets other than Real Property. MARINERS, MB and their respective Subsidiaries have good and marketable title to all their properties and assets (other than real property which is the subject to Section 3.13), owned or leased by MARINERS, MB or any of their Subsidiaries, free and clear of all mortgages, liens, encumbrances, pledges or charges of any kind or nature except as disclosed on Schedule 3.12 and except for: (a) encumbrances as set forth in the MARINERS Financial Statements; (b) liens for current Taxes not yet due which have been fully reserved for and (c) encumbrances, if any, that are not substantial in character, amount or extent and do not detract materially from the value, or interfere with present use or the sale or other disposition of the property subject thereto or affected thereby. All of such properties and assets are, and require only routine maintenance to keep them, in good working condition, normal wear and tear excepted.

         Section 3.13 Real Property. Schedule 3.13 is an accurate list and general description of all real property owned or leased by MARINERS, MB or any of their Subsidiaries, including Other Real Estate Owned ("OREO"). Each of MARINERS, MB and their respective Subsidiaries has good and marketable title to the real properties that it owns, as described in such Schedule, free and clear of all mortgages, covenants, conditions, restrictions, easements, liens, security interests, charges, claims, assessments and encumbrances, except for
(a) rights of lessors, lessees or sublessees in such matters that are reflected in a written lease; (b) current taxes (including assessments collected with taxes) not yet due and payable; (c) encumbrances, if any, that are not substantial in character, amount or extent and do not materially detract from the value, or interfere with present use, or the ability of MARINERS or MB to dispose, of the property subject thereto or affected thereby; and (d) other matters as described in Schedule 3.13. MARINERS, MB and their Subsidiaries have valid leasehold interests in the leaseholds they respectively hold, free and clear of all mortgages, liens, security interest, charges, claims, assessments and encumbrances, except for (a) claims of lessors, co-lessees or sublessees in such matters as are reflected in a written lease; (b) title exceptions affecting the fee estate of the lessor under such leases and (c) other matters as described in Schedule 3.13. The activities of MARINERS, MB and their Subsidiaries with respect to all real property owned or leased by them for use in connection with their operations are in all material respects permitted and authorized by applicable zoning laws, ordinances and regulations and all laws and regulations of any Governmental Entity. Except as set forth in Schedule 3.13, MARINERS, MB and their respective Subsidiaries enjoy quiet possession under all material leases to which either is the lessee and all of such leases are valid and in full force and effect. The buildings and improvements on real properties owned or leased by MARINERS, MB or any of their Subsidiaries are in good condition and repair, and do not require more than normal and routine maintenance, to keep them in such condition, normal wear and tear excepted.

         Section 3.14     Taxes.

                 3.14.1 Filing of Returns. Except as set forth on Schedule 3.14(a), MARINERS, MB and their Subsidiaries have duly prepared and filed federal, state, local and foreign Returns (for Tax or informational purposes) which were required to be filed by or in respect of MARINERS, MB and their Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date. As of the time they were filed, the foregoing Returns accurately reflected the material facts regarding the income, business, asset, operations, activities, status, and any other information required to be shown thereon. No extension of time within which MARINERS, MB or any of their Subsidiaries may file any Return is currently in force.

                 3.14.2 Payment of Taxes. Except as disclosed on Schedule 3.14(b) with respect to all amounts in respect of Taxes imposed on MARINERS, MB or any Subsidiary or for which MARINERS, MB or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of MARINERS, MB or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

                 3.14.3 Audit History. Except as disclosed on Schedule 3.14(c), there is no review or audit by any taxing authority of any Tax liability of MARINERS, MB or any Subsidiary currently in progress. Except as disclosed on Schedule 3.14(c), MARINERS, MB and their Subsidiaries have not received any written notices within the three years preceding the Closing Date of any pending or threatened audit, by the Internal Revenue Service or any state, local or foreign agency, any Returns or Tax liability of MARINERS, MB or any Subsidiary for any period, where such pending or threatened audit has not been resolved. MARINERS, MB and their Subsidiaries currently have no unpaid deficiencies assessed by the Internal Revenue Service or any state, local or foreign taxing authority arising out of any examination of any of the Returns of MARINERS, MB or any Subsidiaries filed for fiscal years ended on or after December 31, 1988 through the Closing Date, nor to the Knowledge of MARINERS is there reason to believe that any material deficiency will be assessed.

                 3.14.4   Statute of Limitations.  Except as disclosed on
Schedule 3.14(d), no agreements are in force or are currently being negotiated by or on behalf of MARINERS, MB or any Subsidiaries for any waiver or for the extension of any statute of limitations governing the time of assessments or collection of any Tax. No closing agreements or compromises concerning Taxes of MARINERS, MB or any Subsidiaries are currently pending.

                 3.14.5 Withholding Obligations. MARINERS, MB and their Subsidiaries have withheld from each payment made to any of their respective officers, directors and employees, the amount of all applicable Taxes, including, but not limited to, income tax, social security contributions, unemployment contributions, backup withholding and other deductions required to be withheld therefrom by any Tax law and have paid the same to the proper Taxing authorities within the time required under any applicable Tax law.

                 3.14.6 Tax Liens. There are no Tax liens, whether imposed by any federal, state, local or foreign taxing authority, outstanding against any assets owned by MARINERS, MB or their Subsidiaries, except for liens for Taxes that are not yet due and payable.

                 3.14.7 Safe Harbor Lease Property. None of the assets owned by MARINERS, MB or their Subsidiaries is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the IRC.

                 3.14.8 Security for Tax-Exempt Obligations. None of the assets owned by MARINERS, MB or their Subsidiaries directly or indirectly secures any debt, the interest on which is tax-exempt under Section 103(a) of the IRC.

                 3.14.9 Tax-Exempt Use Property. None of the assets owned by MARINERS, MB or their Subsidiaries is "tax-exempt use property" within the meaning of Section 168(h) of the IRC.

                 3.14.10 Foreign Person. None of MARINERS, MB or their Subsidiaries is a person other than a United States person within the meaning of the IRC.

                 3.14.11 No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the IRC, or of Subchapter A of Chapter 3 of the IRC.

                 3.14.12 Tax Reserves. MARINERS, MB and their Subsidiaries have made full and adequate provision and reserve for all federal, state, local or foreign Taxes for the current period for which Tax and information returns are not yet required to be filed. The MARINERS Financial Statements contain fair and sufficient accruals for the payment of all Taxes for the periods covered by the MARINERS Financial Statements and all periods prior thereto.

                 3.14.13 Tax Elections. No new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the assets owned by MARINERS, MB or their Subsidiaries shall be made after the date of this Agreement without the prior written consent of ELDORADO, which shall not be unreasonably withheld. ELDORADO shall be deemed to have consented in writing to any election MARINERS, MB or their Subsidiaries shall desire to make if: (i) the electing Person shall have notified the Chief Financial Officer of ELDORADO in writing of its desire to make such election, including in such notice a reasonably complete summary of the election it desires to make and the reasons it desires to make such election at least 20 Business Days prior to the due date (including extensions thereof) for filing such election, and (ii) ELDORADO shall not have responded in writing to such notice by the fifth Business Day prior to the due date (including extensions thereof) for filing such election.

                 3.14.14 IRC Section 382 Applicability. None of MARINERS, MB or any of their Subsidiaries, including any party joining in any consolidated return to which MARINERS is a member, underwent an "ownership change" as defined in IRC Section 382(g) within the "testing period" (as defined in IRC
Section 382) ending immediately before the Effective Time, and not taking into account any transactions contemplated by this Agreement.

                 3.14.15 Disclosure Information. Within 45 days of the date of this Agreement, MARINERS will deliver to ELDORADO a schedule setting forth the following information with respect to MARINERS and as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby):
(a) MARINERS' basis in its assets; (b) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to MARINERS; and (c) the amount of any deferred gain or loss allocable to MARINERS and arising out of any deferred intercompany transactions.

         Section 3.15 Performance of Obligations. MARINERS, MB and their Subsidiaries have performed all material obligations required to be performed by them to date and none of MARINERS, MB nor any Subsidiary is in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement, written or oral, to which any is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such a default or breach, where such default or breach or failure to perform would have a Material Adverse Effect on MARINERS or MB or their Subsidiaries. To MARINERS' Knowledge, and except as disclosed on Schedule 3.15 or in the portion of
Schedule 3.16 that identifies 90-day past due or classified or non-accrual loans, no party with whom MARINERS, MB or any of their Subsidiaries has an agreement that is of material importance to the businesses of MARINERS or MB or their Subsidiaries is in default thereunder.

         Section 3.16     Loans and Investments.  Except as set forth on
Schedule 3.16, all loans, leases and other extensions of credit, and guaranties, security agreements or other agreements supporting any loans or extensions of credit, and investments of MARINERS, MB or their Subsidiaries are, and constitute, in all material respects, the legal, valid and binding obligations of the parties thereto and are enforceable against such parties in accordance with their terms, except as the enforceability thereof may be limited by applicable law and otherwise by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles. Except as described in Schedule 3.16, as of April 30, 1995, no loans or investments held by MARINERS, MB or any Subsidiary are (i) more than ninety days past due with respect to any scheduled payment of principal or interest, other than loans on a non-accrual status; (ii) classified as "loss," "doubtful," "substandard" or "specially mentioned" by MARINERS, MB or any federal or state banking regulators; or (iii) on a non-accrual status in accordance with MB's loan review procedures. Except as set forth on Schedule 3.16, none of such investments (other than loans) are subject to any restrictions, contractual, statutory or other, that would materially impair the ability of the entity holding such investment to dispose freely of any such investment at any time, except restrictions on the public distribution or transfer of any such investments under the Securities Act and the regulations thereunder or state securities laws and pledges or security interests given in connection with government deposits. All loans, leases or other extensions of credit outstanding, or commitments to make any loans, leases or other extensions of credit to any Affiliates of MARINERS or MB are disclosed on Schedule 3.16. For outstanding loans or extensions of credit or commitments to make loans or extensions of credit where the original principal amounts are in excess of $25,000 and which by their terms are either secured by collateral or supported by a guaranty or similar obligation the security interests have been duly perfected in all material respects and have the priority they purport to have in all material respects, other than by operation of law, and, in the case of each guaranty or similar obligation, each has been duly executed and delivered to MARINERS, MB or any Subsidiary, and to MARINERS' and MB's Knowledge, is still in full force and effect.

         Section 3.17 Brokers and Finders. Except as set forth on Schedule 3.17, none of MARINERS, MB or any of their Subsidiaries is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby, and neither the execution of this Agreement, the Subsidiary Merger Agreement or the Bank Merger Agreement, nor the consummation of the transactions provided for herein or therein, will result in any liability to any broker or finder. MARINERS agrees to indemnify and hold harmless ELDORADO and EB and their respective affiliates, and to defend with counsel selected by ELDORADO and EB and reasonably satisfactory to MARINERS from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 3.17.

         Section 3.18 Material Contracts. Schedule 3.18 to this Agreement contains a complete and accurate written list of all material agreements, obligations or understandings, written and oral, to which MARINERS, MB or any Subsidiary is a party as of the date of this Agreement, except for loans and other extensions of credit made by MB in the ordinary course of its business and those items specifically disclosed in the MARINERS Financial Statements.

         Section 3.19 Absence of Material Adverse Effect. Since January 1, 1995, the respective businesses of MARINERS, MB and their Subsidiaries have been conducted only in the ordinary course, in the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which has had or which, with the passage of time or otherwise, could reasonably be expected to have a Material Adverse Effect on MARINERS or MB.

         Section 3.20     Undisclosed Liabilities.  Except as disclosed on
Schedule 3.20, none of MARINERS, MB or any of their Subsidiaries has any liabilities or obligations, either accrued, contingent or otherwise, that are material to MARINERS and its Subsidiaries (including MB) taken as a whole and that have not been reflected or disclosed in the MARINERS Financial Statements. Neither MARINERS nor MB has any Knowledge of any basis for the assertion against either of them, or any of their Subsidiaries, of any liability, obligation or claim (including, without limitation, that of any Governmental Entity) that will have or cause, or could reasonably be expected to have or cause, a Material Adverse Effect as to MARINERS or MB that is not fully and fairly reflected and disclosed in the MARINERS Financial Statements or in
Schedule 3.20.

         Section 3.21     Employees; Employee Benefit Plans; ERISA.

                 3.21.1 All obligations of MARINERS, MB or their Subsidiaries for payment to trusts or other funds or to any Governmental Entity or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation benefits, profit-sharing, pension or retirement benefits or social security benefits, whether arising by operation of law, by contract or by past custom, have been properly accrued for the periods covered thereby on the MARINERS Financial Statements and paid when due. All obligations of MARINERS, MB or their Subsidiaries, whether arising by operation of law, by contract or by past custom for vacation or holiday pay, bonuses and other forms of compensation which are payable to their respective directors, officers, employees or agents have been properly accrued on the MARINERS Financial Statements for the periods covered thereby and paid when due. Except as set forth on Schedule 3.21(a), there are no unfair labor practice complaints, strikes, slowdowns, stoppages or other controversies pending or, to the Knowledge of MARINERS and MB, attempts to unionize or controversies threatened between MARINERS, MB or any Subsidiary or Affiliate and, or relating to, any of their employees that are likely to have a Material Adverse Effect on MARINERS and its Subsidiaries, including MB, taken as a whole. None of MARINERS, MB or any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees and, except as set forth on Schedule 3.21(a), none of MARINERS, MB or any Subsidiary is a party to a written employment contract with any of their employees and there are no understandings with respect to the employment of any officer or employee of MARINERS, MB or any Subsidiary which are not terminable by MARINERS, MB or such Subsidiary without liability on not more than thirty (30) days' notice. Except as disclosed in the MARINERS Financial Statements for the periods covered thereby, all sums due for employee compensation have been paid and all employer contributions for employee benefits, including deferred compensation obligations, and any benefits under any Employee Plan (as defined in Section 3.21.3 hereof) or any Benefit Arrangement (as defined in Section
3.21.4 hereof) have been duly and adequately paid or provided for in accordance with plan documents. Except as set forth on Schedule 3.21(a), no director, officer or employee of MARINERS, MB or any Subsidiary is entitled to receive any payment of any amount under any existing agreement, severance plan or other benefit plan as a result of the consummation of any transaction contemplated by this Agreement, the Subsidiary Merger Agreement or the Bank Merger Agreement. MARINERS, MB and their Subsidiaries have complied with all applicable federal and state statutes and regulations which govern workers' compensation, equal employment opportunity and equal pay, including, but not limited to, all civil rights laws, Presidential Executive Order 1124, and the Fair Labor Standards Act of 1938, as amended and the Americans with Disabilities Act.

                 3.21.2 MARINERS has delivered as Schedule 3.21(b) a complete list of:

                          (a) All current employees of MARINERS, MB or any of their Subsidiaries together with each employee's age, tenure with MARINERS, MB or such Subsidiary, title or job classification, and the current annual rate of compensation anticipated to be paid to each such employee; and

                          (b) All Employee Plans and Benefit Arrangements, including all plans or practices providing for current compensation or accruals for active Employees, including, but not limited to, all employee benefit plans, all pension, profit-sharing, retirement, bonus, stock option, incentive, deferred compensation, severance, long-term disability, medical, dental, health, hospitalization, life insurance or other insurance plans or related benefits.

                 3.21.3 Except as disclosed on Schedule 3.21(b), none of MARINERS, MB or any of their Subsidiaries maintains, administers or otherwise contributes to any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which is subject to any provisions of ERISA and covers any employee, whether active or retired, of MARINERS, MB or any of their Subsidiaries (any such plan being herein referred to as an "Employee Plan"). True and complete copies of each such Employee Plan, including amendments thereto, have been previously delivered to ELDORADO, together with (i) all agreements regarding plan assets with respect to such Employee Plans, (ii) a true and complete copy of the annual reports for the most recent three years (Form 5500 Series including, if applicable, Schedules A and B thereto) prepared in connection with any such Employee Plan, (iii) a true and complete copy of the actuarial valuation reports for the most recent three years, if any, prepared in connection with any such Employee Plan covering any active employee of MARINERS, MB or their Subsidiaries, (iv) a copy of the most recent summary plan description of each such Employee Plan, together with any modifications thereto, and (v) a copy of the most recent favorable determination letter (if applicable) from the Internal Revenue Service for each Employee Plan. None of the Employee Plans is a "multiemployer plan" as defined in Section 3(37) of ERISA or a "multiple employer plan" as covered in Section 412(c) of the IRC, and none of MARINERS, MB or any of their Subsidiaries has been obligated to make a contribution to any such multiemployer or multiple employer plan within the past five years. None of the Employee Plans of MARINERS, MB or any of their Subsidiaries is, or for the last five years has been, subject to Title IV of ERISA. Each Employee Plan which is intended to be qualified under Section 401(a) of the IRC is so qualified and each trust maintained pursuant thereto is exempt from income tax under Section 501(a) of the IRC, and none of MARINERS, MB or any of their Subsidiaries is aware of any fact which has occurred which would cause the loss of such qualification or exemption.

                 3.21.4 Except as disclosed in Schedule 3.21(b), none of MARINERS, MB or any of their Subsidiaries maintains (other than base-salary and base wages) any form of current or deferred compensation, bonus, stock option, stock appreciation right, severance pay, salary continuation, retirement or incentive plan or arrangement for the benefit of any director, officer or employee, whether active or retired, of MARINERS, MB or any of their Subsidiaries or for any class or classes of such directors, officers or employees. Except as disclosed in Schedule 3.21(b), none of MARINERS, MB or any of their Subsidiaries maintains any group or individual health or insurance, welfare or similar plan or arrangement for the benefit of any director, officer or employee of MARINERS, MB or any of their Subsidiaries, whether active or retired, or for any class or classes of such directors, officers or employees. Any such plan or arrangement described in this Section 3.21.4, copies of which have been delivered to ELDORADO, shall be herein referred to as a "Benefit Arrangement."

                 3.21.5 All Employee Plans and Benefit Arrangements are operated in material compliance with the requirements prescribed by any and all statutes, governmental or court orders, or governmental rules or regulations currently in effect, including but not limited to ERISA and the IRC, applicable to such plans or arrangements, and plan documents relating to any such plans or arrangements, comply with or will be amended to comply with applicable legal requirements. None of MARINERS, MB or any of their Subsidiaries, nor any Employee Plan, nor any trusts created thereunder, nor any trustee, administrator nor any other fiduciary thereof, has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the IRC, that could subject MARINERS, MB or any of their Subsidiaries or ELDORADO or EB to liability under Section 409 or 502(i) of ERISA or Section 4975 of the IRC or that would adversely affect the qualified status of such plans; each "plan official" within the meaning of Section 412 of ERISA of each Employee Plan is bonded to the extent required by such Section 412; with respect to each Employee Plan, to MARINERS' and MB's Knowledge, no employee of MARINERS, MB or any Subsidiary, nor any fiduciary of any Employee Plan, has engaged in any breach of fiduciary duty as defined in Part 4 of Subtitle B of Title I of ERISA which could subject MARINERS, MB or any of their Subsidiaries to liability if MARINERS, MB or any such Subsidiary is obligated to indemnify such Person against liability. Except as disclosed in Schedule 3.21(c), MARINERS, MB and their Subsidiaries have not failed to make any contribution or pay any amount due and owing as required by law or the terms of any Employee Plan or Benefit Arrangement.

                 3.21.6 Except as set forth on Schedule 3.21(d), no Employee Plan or Benefit Arrangement has any liability of any nature, accrued or contingent, including, without limitation, liabilities for federal, state, local or foreign taxes, interest or penalty other than liability for claims arising in the course of the administration of each such plan. Except as set forth on Schedule 3.21(d), there is no pending, or to MARINERS' and MB's Knowledge threatened, legal action, proceeding or investigation against any Employee Plan which could result in liability to such Plans, other than routine claims for benefits, and there is no basis for any such legal action, proceeding or investigation.

                 3.21.7 Each Benefit Arrangement which is a group health plan (within the meaning of such term under IRC Section 4980B(g)(2)) complies and has complied with the requirements of Section 601 through 608 of ERISA or
Section 4980B of the IRC governing continuation coverage requirements for employee-provided group health plans.

                 3.21.8 Except as disclosed in Schedule 3.21(e), none of MARINERS, MB or any of their Subsidiaries maintains any Employee Plan or Benefit Arrangement pursuant to which any benefit or other payment will be required to be made by MARINERS, MB or any of their Subsidiaries or Affiliates or pursuant to which any other benefit will accrue or vest in any director, officer or employee of MARINERS, MB or any Subsidiary or Affiliate thereof, in either case as a result of the consummation of the transactions contemplated by this Agreement, the Subsidiary Merger Agreement or the Bank Merger Agreement.

         Section 3.22 Powers of Attorney. No power of attorney or similar authorization given by MARINERS, MB or any Subsidiary thereof is presently in effect or outstanding other than powers of attorney given in the ordinary course of business with respect to routine matters.

         Section 3.23 Intellectual Property Rights. Schedule 3.23 is a complete and accurate list of all United States and foreign patents, trademarks, service marks, copyrights and all pending applications therefor, whether or not issued (the "Intellectual Property"), that relate to or are used in the operation of any of the respective businesses of MARINERS, MB or any of their Subsidiaries or the rights of MARINERS, MB or their Subsidiaries thereunder.

         Section 3.24     Hazardous Materials.  Except as set forth on Schedule
3.24:

                 3.24.1 Except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of MARINERS, MB and their Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on any of the Properties (as defined below), MARINERS, MB and their Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances other than as permitted by and only in compliance with applicable law. No Hazardous Substances have been released, emitted or disposed of, or otherwise deposited, on, in or from any real property which is now or has been previously owned since January 1, 1990, or which is currently or during the past three years was leased, by MARINERS, MB or any of their Subsidiaries, including Other Real Estate Owned (collectively, the "Properties"), or to MARINERS' or MB's Knowledge, on or in any real property in which MARINERS, MB or any of their Subsidiaries now holds any security interest, mortgage or other lien or interest with an underlying obligation in excess of $25,000 ("Collateralizing Real Estate"), except for (i) Disclosed Matters; (ii) ordinary and necessary quantities of cleaning, pest control and office supplies used and stored in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation on such real properties; and (iii) such releases, emissions, disposals or deposits which constituted a violation of an Environmental Law but did not have a Material Adverse Effect on the real property involved and would not result in the incurrence or imposition of any liability, expense, penalty or fine against MARINERS, MB or any of their Subsidiaries in excess of $25,000 individually or in the aggregate. No activity has been undertaken on any of the Properties since January 1, 1990, and to the Knowledge of MARINERS and MB no activities have been or are being undertaken on any of the Collateralizing Real Estate, that would cause or contribute to:

                          (a) any of the Properties or Collateralizing Real Estate becoming a treatment, storage or disposal facility within the meaning of RCRA or any similar state law or local ordinance;

                          (b) a release or threatened release of any Hazardous Substances under circumstances which would violate any Environmental Laws; or

                          (c) the discharge of Hazardous Substances into any soil, subsurface water or ground water or into the air, or the dredging or filling of any waters, that would require a permit or any other approval under the Federal Water Pollution Control Act, 33 U.S.C. Section 1251et seq., the Clean Air Act, as amended, 42 U.S.C.
         Section 7401 et seq., or any similar federal or state law or local ordinance;

the cumulative effect of which would have a material adverse effect on the Property or Collateralizing Real Estate involved.

                 3.24.2 To the Knowledge of MARINERS and MB, there are not, and never have been, any underground storage tanks located in or under any of the Properties or the Collateralizing Real Estate.

                 3.24.3 None of MARINERS, MB or any of their Subsidiaries has received any written notice of, and to the Knowledge of MARINERS or MB none has received any verbal notice of, any pending or threatened claims, investigations, administrative proceedings, litigation, regulatory hearings or requests or demands for remedial or responsive actions or for compensation, with respect to any of the Properties or Collateralizing Real Estate, alleging noncompliance with or violation of any Environmental Law or seeking relief under any Environmental Law and none of the Properties or Collateralizing Real Estate is listed on the United States Environmental Protection Agency's National Priorities List of Hazardous Waste Sites, or, to the Knowledge of MARINERS or MB, any other list, schedule, log, inventory or record of hazardous waste sites maintained by any federal, state or local agency.

                 3.24.4 "Hazardous Substances" shall mean any hazardous, toxic or infectious substance, material, gas or waste which is regulated by any local, state or federal Governmental Entity, or any of their agencies.

         Section 3.25 Stock Options. There are no stock appreciation rights outstanding or available under the MARINERS Stock Option Plan. Schedule
3.25 to this Agreement contains a description of the MARINERS Stock Option Plan and list of all MARINERS Stock Options outstanding, indicating for each: (a) the grant date; (b) whether vested or unvested; (c) exercise price; and (d) a vesting schedule by optionee.

         Section 3.26 Interest Rate Risk Management Instruments. All interest rate swaps, floors and option agreements and similar interest rate risk management arrangements to which MARINERS, MB or any of their Subsidiaries is a party, or by which any of their properties or assets may be bound, are listed or described on Schedule 3.26 hereto ("Interest Rate Management Arrangements"). All such Interest Rate Management Arrangements were entered into in the ordinary course of their respective businesses, in accordance with commercially reasonable banking practices and applicable rules, regulations and policies of the California Superintendent of Banks and are legal, valid and binding obligations enforceable in accordance with their terms against MARINERS, MB or their Subsidiaries that are parties thereto and, to the Knowledge of MARINERS and MB, against all other parties thereto (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and by general equitable principles). All counterparties to such Interest Rate Management Arrangements are financially responsible and are able to adequately perform their obligations under such Arrangements. MARINERS, MB and their Subsidiaries that are parties to such Arrangements have duly performed their obligations under such Arrangements to the extent that such obligations to perform have accrued and, to MARINERS' and MB's Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any other party to any such Interest Rate Management Arrangements.

         Section 3.27 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of MARINERS and MB set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.


ARTICLE 4.         REPRESENTATIONS AND WARRANTIES OF ELDORADO

         ELDORADO and EB represent and warrant to MARINERS that:

         Section 4.1 Organization; Corporate Power; Etc. ELDORADO and EB are each corporations duly organized, validly existing and in good standing under the laws of the State of California and each of them has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as they are being conducted on the date of this Agreement. ELDORADO is a bank holding company registered under the BHCA. EB is a state chartered bank authorized to conduct a general banking business in the State of California. Each of ELDORADO's other Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business substantially as they are being conducted on the date of this Agreement, except where the failure to have such power or authority would not have a Material Adverse Effect on ELDORADO and EB taken as a whole or the ability of either of them to consummate the transactions contemplated by this Agreement. Each of ELDORADO and EB has all requisite corporate power and authority to enter into this Agreement and, subject to and on obtaining the approval of ELDORADO's shareholders and all Requisite Regulatory Approvals, each of ELDORADO and EB will have the requisite corporate power and authority to perform its respective obligations hereunder with respect to the consummation of the transactions contemplated hereby. EB is authorized by the California Superintendent of Banks to conduct a general banking business in California. EB is not a member of the Federal Reserve System. EB's deposits are insured by the FDIC in the manner and to the full extent provided by law. Neither the scope of business of ELDORADO or any Subsidiary, including EB, nor the location of any of their respective properties requires that ELDORADO, EB or any of their respective Subsidiaries be licensed to conduct business in any jurisdiction other than those jurisdictions in which they are licensed or qualified to do business as a foreign corporation where the failure to be so licensed or qualified would, individually or in the aggregate, have a Material Adverse Effect on ELDORADO and EB taken as a whole.

         Section 4.2 Licenses and Permits. ELDORADO, EB and their respective Subsidiaries have all material licenses, certificates, franchises, rights and permits that are necessary for the conduct of their respective businesses, and such licenses are in full force and effect, except for any failure to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect on ELDORADO and EB taken as a whole. The properties, assets, operations and businesses of ELDORADO and its Subsidiaries, including EB, are and have been maintained and conducted, in all material respects, in compliance with all applicable licenses, certificates, franchises and permits.

         Section 4.3      Authorization of Agreement; No Conflicts.

                 4.3.1 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of ELDORADO and EB. This Agreement has been duly executed and delivered by ELDORADO and EB and constitutes a legal, valid and binding obligation of ELDORADO and EB enforceable against each of them in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and by general equitable principles, and the Subsidiary Merger Agreement and the Bank Merger Agreement, upon approval of this Agreement and the transactions contemplated hereby by ELDORADO's shareholders, the receipt of all Requisite Regulatory Approvals and the due execution and filing of such Agreements in accordance with the applicable provisions of the California Corporations Code and California Financial Code, will constitute a valid and binding obligations of EB enforceable in accordance with their terms.

                 4.3.2 The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, or result in any violation of or default or loss of a material benefit under, any provision of the respective Articles of Incorporation or Bylaws of ELDORADO or EB or, except for the necessity of obtaining the approval of ELDORADO's shareholders and Requisite Regulatory Approvals, any material mortgage, indenture, lease, agreement or other material instrument, or any permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ELDORADO or EB, their respective properties or any of their respective Subsidiaries, other than any such conflict, violation, default or loss which (i) will not have a Material Adverse Effect on ELDORADO and EB taken as a whole; or (ii) will be cured or waived prior to the Effective Time. No material consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this Agreement by ELDORADO and EB or the performance by ELDORADO and EB of their respective obligations hereunder, except for (a) filings required in order to obtain Requisite Regulatory Approvals and the approval of ELDORADO's shareholders, (b) the filing of the Registration Statement (including the Proxy Statement and Prospectus of ELDORADO constituting a part thereof) with the SEC relating to the Merger and the declaration of effectiveness of the Registration Statement by the SEC and any applicable State securities law regulatory authorities, (c) the filing and approval of the Subsidiary Merger Agreement and the Bank Merger Agreement with the California Superintendent of Banks and the Secretary of the State of California; (d) any approvals required to be obtained pursuant to the BHCA or the Federal Deposit Insurance Act or any other required governmental approval for the execution and delivery of this Agreement by ELDORADO and EB or the consummation of the Merger or Bank

Merger; (e) any consents, authorizations, approvals, filings or exemptions required to be made or obtained under the securities or "blue sky" laws of various jurisdictions in connection with the issuance of shares of ELDORADO Common Stock contemplated by this Agreement; and (f) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the AMEX.

         Section 4.4 Capital Structure of ELDORADO. On the date of this Agreement, the authorized capital stock of ELDORADO consists of 12,500,000 shares of ELDORADO Common Stock, without par value, and 5,000,000 shares of Preferred Stock without par value. At the close of business on May 19, 1995, 2,756,888 shares of ELDORADO Common Stock were outstanding, 313,140 shares of ELDORADO Common Stock were reserved for issuance pursuant to employee stock option and other employee stock plans (the "ELDORADO Stock Plans"), and no shares of ELDORADO Preferred Stock were outstanding or were reserved for issuance by ELDORADO. Subject to the receipt of the approval of this Agreement and the Merger by ELDORADO's shareholders, the issuance of the shares of ELDORADO Common Stock proposed to be issued pursuant to this Agreement at the Effective Time will have been duly authorized by all requisite corporate action of ELDORADO, and such shares, when issued as contemplated by this Agreement, will constitute duly authorized, validly issued, fully paid and non-assessable shares of ELDORADO Common Stock, and will not have been issued in violation of the preemptive or similar rights of any Person. As of the date of this Agreement, and except for this Agreement and the ELDORADO Stock Plans, ELDORADO does not have outstanding any options, warrants, calls, rights, commitments, securities or agreements of any character to which ELDORADO is a party or by which it is bound obligating ELDORADO to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ELDORADO or obligating ELDORADO to grant, extend or enter into any such option, warrant, call, right, commitment or agreement.

         Section 4.5      ELDORADO Filings.

                 4.5.1 Since January 1, 1992, ELDORADO and its Subsidiaries, including EB, have filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (a) the Federal Reserve Board or any Federal Reserve Bank; (b) the Federal Deposit Insurance Corporation; (c) the California Superintendent of Banks; (d) the SEC; and (f) any other applicable federal, state or local governmental or regulatory authority. All such reports, registrations and filings are collectively referred to as the "ELDORADO Filings". Except to the extent prohibited by law, copies of the ELDORADO Filings have been made available to MARINERS. As of their respective filing dates, each of the past ELDORADO Filings (a) was true and complete in all material respects (or was amended so as to be so promptly following discovery of any discrepancy); and (b) complied in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental or regulatory authority with which it was filed (or was amended so as to be so promptly following discovery of any such noncompliance) and none contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The ELDORADO Financial Statements, together with the financial statements contained in the ELDORADO Filings, have been prepared in accordance with Generally Accepted Accounting Principles, or applicable regulatory accounting principles, consistently followed throughout the periods covered by such statements (except as may be indicated in the notes thereto) and fairly present (subject, in the case of the unaudited statements, to recurring adjustments normal in nature and amount) the consolidated financial position of ELDORADO as of the respective dates indicated and the consolidated results of its operations and changes in cash flows at the respective dates and for the respective periods covered by such financial statements.

                 4.5.2 ELDORADO has filed each report, schedule, registration statement and definitive proxy statement and amendments to each of the foregoing since January 1, 1992 that ELDORADO was required to file with the SEC since such date (the "ELDORADO SEC Documents"), all of which have been made available to MARINERS. As of their respective dates, the ELDORADO SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such ELDORADO SEC Documents, and none of the ELDORADO SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of ELDORADO included in the ELDORADO SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with Generally Accepted Accounting Principles, or applicable regulatory accounting principles, applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of ELDORADO as at the dates thereof and the consolidated results of its operations and cash flows or changes in financial position for the periods then ended.

         Section 4.6      Accuracy of Information Supplied.

                 4.6.1 No representation or warranty of ELDORADO or EB contained in this Agreement or any statement, schedule, exhibit or certificate given or to be given by or on behalf of ELDORADO to MARINERS in connection herewith and none of the information supplied or to be supplied by ELDORADO to MARINERS under this Agreement contains or will contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

                 4.6.2 None of the information supplied or to be supplied by ELDORADO or relating to ELDORADO or EB which is included or incorporated by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by ELDORADO in connection with the issuance of shares of ELDORADO Common Stock in the Merger (including the Proxy Statement and prospectus constituting a part thereof, the "Registration Statement") will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; (ii) the Proxy Statement and any amendment or supplement thereto will, at all times from the date of mailing to respective shareholders of ELDORADO and MARINERS through the date of the meeting of shareholders of MARINERS to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iii) applications and forms to be filed with securities or "blue sky" authorities, self regulatory authorities, the AMEX or any Governmental Entity in connection with the Merger, the issuance of any shares of ELDORADO Common Stock in connection with the Merger, or any Requisite Regulatory Approvals will, at the time filed or at the time they become effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (except for such portions thereof that relate only to MARINERS, MB and their Subsidiaries) will comply in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

         Section 4.7 Compliance With Applicable Laws. Except as disclosed in the ELDORADO SEC Documents filed prior to the date of this Agreement, the respective businesses of ELDORADO, EB and their Subsidiaries are not being conducted in violation of any law, ordinance or regulation, except for violations which individually or in the aggregate would not, have a Material Adverse Effect on ELDORADO and its Subsidiaries (including EB) taken as a whole. No investigation or review by any Governmental Entity with respect to ELDORADO or EB is pending or, to the Knowledge of ELDORADO and EB, threatened, nor has any Governmental Entity indicated to ELDORADO or EB an intention to conduct the same, other than those the outcome of which, as far as can be reasonably foreseen, will not have a Material Adverse Effect on ELDORADO and its Subsidiaries (including EB) taken as a whole.

         Section 4.8 Litigation. Except as disclosed in the ELDORADO SEC Documents, there is no suit, action or proceeding pending or, to ELDORADO's or EB's Knowledge, threatened against or affecting ELDORADO or any of its Subsidiaries (including EB) which would have a Material Adverse Effect on ELDORADO and its Subsidiaries (including EB) taken as a whole; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against ELDORADO or any of its Subsidiaries, including EB, that has or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

         Section 4.9 Agreements with Banking Authorities. Except as set forth on Schedule 4.9, neither ELDORADO nor any subsidiary of ELDORADO is a party to any written agreement or memorandum of understanding with or order or directive from any Governmental Entity.

         Section 4.10 Performance of Obligations. ELDORADO and its Subsidiaries (including EB) have performed in all material respects all of the obligations required to be performed by them to date and none of ELDORADO or any of its Subsidiaries, including EB, is in default under or in breach of any term or provision of any covenant, contract, lease, indenture or any other agreement to which it is a party, is subject or is otherwise bound, and no event has occurred that, with the giving of notice or the passage of time or both, would constitute such default or breach, where such default or breach would have a Material Adverse Effect on ELDORADO and its Subsidiaries, including EB, taken as a whole. To ELDORADO's and MB's Knowledge, no party with whom ELDORADO or any of its Subsidiaries, including EB, has an agreement that is of material importance to the business of ELDORADO and its Subsidiaries (including EB) taken as a whole, is in default thereunder.

         Section 4.11 Brokers and Finders. Except as set forth on Schedule 4.11, neither ELDORADO nor EB is a party to or obligated under any agreement with any broker or finder relating to the transactions contemplated hereby. ELDORADO agrees to indemnify and hold harmless and defend MARINERS and its affiliates, with counsel reasonably satisfactory to MARINERS' Chief Executive Officer, from and against any liability, cost or expense, including attorneys' fees, incurred in connection with a breach of this Section 4.11.

         Section 4.12 Absence of Material Adverse Effect. Except as disclosed in ELDORADO SEC Documents, since December 31, 1994, the respective businesses of ELDORADO and its Subsidiaries (including EB) have been conducted only in the ordinary course, in substantially the same manner as theretofore conducted, and no event or circumstance has occurred or is expected to occur which, with the passage of time or otherwise, has had or is likely to have a Material Adverse Effect on ELDORADO and its Subsidiaries, including EB, taken as a whole.

         Section 4.13 Undisclosed Liabilities. ELDORADO and its Subsidiaries, including EB, have no liabilities or obligations, either accrued, contingent or otherwise, that are material to ELDORADO and its Subsidiaries (including EB) taken as a whole and that have not been: (a) reflected or disclosed in the ELDORADO Financial Statements; (b) incurred subsequent to December 31, 1994 in the ordinary course of business; or (c) disclosed in writing to MARINERS prior to the date of this Agreement or in ELDORADO's quarterly report on Form 10-Q for the quarter ended March 31, 1995, a copy of which has been furnished to MARINERS. ELDORADO knows of no basis for the assertion against it or any of its Subsidiaries, including EB, of any liability, obligation or claim (including without limitation that of any Governmental Entity) that is likely to result in or cause a Material Adverse Effect on ELDORADO and its Subsidiaries, including EB, taken as a whole, that is not fairly reflected in the ELDORADO Financial Statements or in the ELDORADO SEC Documents.

         Section 4.14 Insurance. ELDORADO and EB and their Subsidiaries have in full force and effect policies of insurance with respect to their assets and businesses against such casualties and contingencies and in such amounts, types and forms as are customarily appropriate for their businesses, operations, properties and assets. None of ELDORADO or EB or any of their Subsidiaries is in default under any such policy of insurance or bond such that it can be cancelled and all material claims thereunder have been filed in timely fashion.

         Section 4.15     Taxes.

                 4.15.1 Filing of Returns. Except as set forth on Schedule 4.15(a), ELDORADO, EB and their Subsidiaries have duly prepared and filed federal, state, local and foreign Returns (for Tax or informational purposes) which were required to be filed by or in respect of ELDORADO, EB and their Subsidiaries, or any of their properties, income and/or operations on or prior to the Closing Date.

                 4.15.2 Payment of Taxes. Except as disclosed on Schedule 4.15(b) with respect to all amounts in respect of Taxes imposed on ELDORADO, EB or any Subsidiary or for which MARINERS, EB or any Subsidiary is or could be liable, whether to taxing authorities (as, for example, under law) or to other Persons (as, for example, under Tax allocation agreements), with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable tax laws and agreements have been or will be fully complied with in all material respects, and all such amounts required to be paid by or on behalf of ELDORADO, EB or any Subsidiary to taxing authorities or others on or before the date hereof have been paid.

         Section 4.16     Hazardous Materials.  Except as set forth on Schedule
4.16:

                 4.16.1 To the Knowledge of ELDORADO and EB, except for ordinary and necessary quantities of cleaning, pest control and office supplies, and other small quantities of Hazardous Substances that are used in the ordinary course of the respective businesses of ELDORADO, EB and their Subsidiaries and in compliance with applicable Environmental Laws, or ordinary rubbish, debris and nonhazardous solid waste stored in garbage cans or bins for regular disposal off-site, or petroleum contained in and de minimus quantities discharged from motor vehicles in their ordinary operation, ELDORADO, EB and their Subsidiaries have not engaged in the generation, use, manufacture, treatment, transportation, storage (in tanks or otherwise), or the disposal, of Hazardous Substances on or from or into any of the real properties which are owned and operated by ELDORADO or EB in the ordinary conduct of their businesses, except for any instance of non-compliance that does not and is not excepted to have a Material Adverse Effect on, or result in the imposition of a liability that is material to, ELDORADO and its Subsidiaries (including EB taken as a whole).

         Section 4.17 Effective Date of Representations, Warranties, Covenants and Agreements. Each representation, warranty, covenant and agreement of ELDORADO or EB set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Effective Time.


ARTICLE 5.         ADDITIONAL AGREEMENTS

         Section 5.1      Access to Information, Due Diligence, etc.

                 5.1.1 Upon reasonable notice, MARINERS, MB and their Subsidiaries shall permit ELDORADO and EB and their accountants, counsel and other representatives reasonable access to their officers, employees, properties, books, contracts, commitments and records and from the date hereof through the Effective Time, shall furnish or provide access to ELDORADO as soon as practicable, (i) a copy of each MARINERS Filing filed subsequent to the date of this Agreement promptly after such document has been filed with the appropriate Governmental Entity, provided, however, that copies of any Returns relating to Taxes of any of MARINERS, MB or any of their Subsidiaries shall be furnished to ELDORADO at least 15 Business Days prior to the proposed date of filing thereof and shall not be filed without the prior approval of ELDORADO, which approval shall not be unreasonably withheld or delayed; (ii) unless otherwise prohibited by law, a copy of each report, schedule and other documents filed or received by it during such period with any Regulatory Authority or the Internal Revenue Service, as to documents other than related to employees or customers and other than those distributed to banks generally;
(iii) as promptly as practicable following the end of each calendar month after the date hereof, a consolidated balance sheet of MARINERS as of the end of such month; and (iv) all other information concerning its business, properties, assets, financial condition, results of operations, liabilities, personnel and otherwise as ELDORADO or EB may reasonably request.

                 5.1.2 Upon reasonable notice, ELDORADO and EB shall allow to MARINERS and its accountants, counsel and other representatives such access to their officers, employees, properties, books, contracts, commitments and records as ELDORADO provides to financial analysts in the normal course of business and, from the date hereof through the Effective Time at MARINERS' request, shall furnish to MARINERS as soon as practicable, a copy of each ELDORADO SEC Document filed since the date of this Agreement.

                 5.1.3 Until the Effective Time, a representative of EB shall be entitled and shall be invited to attend meetings of the Boards of Directors of MARINERS and MB, and of the Loan Committee of MB, and at least ten
(10) days' prior written notice of the dates, times and places of such meetings shall be given to EB except that in the case of special meetings EB shall receive the same number of days' prior notice as MB's directors receive for such meetings; provided, however, that such representative shall excuse himself or herself from any portion of any such meetings that (i) relate to approval of, or the exercise of any rights under, this Agreement by MARINERS or MB, and
(ii) involve discussions between such Boards of Directors or such Loan Committee and legal counsel for MARINERS or MB that are entitled to be protected from disclosure under an attorney-client privilege which would be lost due to the presence of such representative of EB.

                 5.1.4 MARINERS, MB, EB and ELDORADO each agrees to keep confidential and not divulge to any other party or Person (other than to the employees, attorneys accountants and consultants of each who have a need to receive such information and other than as may be required by law or the rules of the AMEX) any information received from the other, unless and until such documents and other information otherwise becomes publicly available. In the event of termination of this Agreement for any reason, the parties shall promptly return, or at the election of the other party destroy, all non-public documents obtained from the other and any copies or notes of such documents (except as otherwise required by law) and, upon the request of the other party, confirm such destruction to the other in writing.

         Section 5.2      Shareholder Approval.

                 5.2.1 ELDORADO and MARINERS each shall promptly call a meeting of its respective shareholders to be held at the earliest practicable date after the date on which the initial Registration Statement is filed with the SEC, but in no event later than December 31, 1995, for the purpose of approving this Agreement and authorizing the Subsidiary Merger Agreement and the Merger. The ELDORADO Board of Directors will recommend to the ELDORADO shareholders, and the MARINERS' Board of Directors will recommend to the MARINERS' shareholders, approval of this Agreement, the Subsidiary Merger Agreement and the Merger; provided, however, that the ELDORADO Board of Directors may withdraw such recommendation if its financial advisor modifies or withdraws the Fairness Opinion referenced in Subsection 7.2.14 below; and that the MARINERS Board of Directors may withdraw its recommendation if such Board of Directors believes in good faith (based on a written opinion of a financial advisor that is experienced in evaluating the fairness of Acquisition Proposals) that a Superior Proposal (defined below) has been made and shall have determined in good faith, after consultation with and based on written advice of its outside legal counsel, that the withdrawal of such recommendation is necessary for such Board of Directors to comply with its fiduciary duties under applicable law.

                 5.2.2 If the Merger is approved by vote of the shareholders of MARINERS, then, within ten (10) days thereafter MARINERS shall send a Dissenting Shareholder Notice to each recordholder of any Dissenting Shares.

                 5.2.3 Prior to the Effective Time of the Merger, ELDORADO, as the sole shareholder of EB, shall take all action necessary for the consummation of the Merger by EB, and MARINERS, as the sole shareholder of MB, shall take all action necessary for the consummation by MB of the Bank Merger subsequent to the approval of such action by ELDORADO and its counsel.

         Section 5.3      Taking of Necessary Action.

                 5.3.1 Subject to the terms and conditions of this Agreement, each of the parties hereto agrees, subject to applicable laws and the fiduciary duties of MARINERS', MB's, ELDORADO's or EB's Boards of Directors, as advised in writing by their respective counsel, to use all reasonable efforts promptly to take or cause to be taken all action and promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Subsidiary Merger Agreement and Bank Merger, including, without limitation, the delivery of any certificate or other document reasonably requested by counsel to a party to this Agreement. Without limiting the foregoing, ELDORADO and EB and MARINERS and MB will use their reasonable efforts to obtain all consents of third parties and Government Entities necessary or, in the reasonable opinion of ELDORADO or MARINERS advisable for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, ELDORADO shall cause EB to take all actions necessary to execute and file the Subsidiary Merger Agreement and to effect all transactions contemplated of EB by this Agreement and MARINERS shall cause MB to take all actions necessary to execute and file the Bank Merger Agreement and to effect all transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the Subsidiary Merger Agreement or the Bank Merger Agreement, or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of MARINERS or to vest the Surviving Bank with full title to all properties, assets, rights, approvals, immunities and franchises of MB, the proper officers or directors of ELDORADO and EB or MARINERS and MB, as the case may be, shall take all such necessary action. Notwithstanding the foregoing, nothing in this Agreement shall be construed to require MARINERS to take any action (or omit to take any action) which may affect the Per Share Merger Consideration, except as may be specifically provided for or required by this Agreement.

                 5.3.2    The obligations of MARINERS contained in Section
6.2.5 of this Agreement shall continue to be in full force and effect despite any Default thereof by reason of receipt of a Superior Proposal (defined below) and any Default thereof by the defaulting party shall entitle ELDORADO to such legal or equitable remedies as may be provided in this Agreement or by law notwithstanding that any action or inaction of the board of directors or officers of the defaulting party which is required to enable such party to fulfill such obligations may be excused based on the continuing fiduciary obligations of such party's board of directors and officers to its shareholders. Notwithstanding the foregoing, however, in the event of a termination of this Agreement by ELDORADO and the actual payment of the liquidated damages to ELDORADO as provided for in Section 8.5 of this Agreement, none of MARINERS, MB or their respective directors or officers shall have any obligations or liabilities of any kind under this Agreement by reason of any such Default, and ELDORADO and EB shall have no further obligations of any kind under this Agreement.

                 5.3.3 MARINERS shall use its best efforts to cause each director, executive officer and other Person who is an "affiliate" of MARINERS (for purposes of Rule 145 under the Securities Act) to deliver to ELDORADO, on the date of this Agreement, a written agreement in the form attached hereto as
Exhibit 7.2.11 (the "Affiliate Agreements").

         Section 5.4      Registration Statement and Applications.

                 5.4.1 ELDORADO and EB and MARINERS and MB will cooperate and jointly prepare and file as promptly as practicable the Registration Statement, (in which the Proxy Statement will be included as a prospectus), the statements, applications, correspondence or forms to be filed with appropriate State securities law regulatory authorities, and the statements, correspondence or applications to be filed to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement. ELDORADO will print and distribute the Proxy/Prospectus and amendments thereto and, except as otherwise provided in Subsection 5.6.4, ELDORADO shall pay the expenses thereof. Each of ELDORADO and MARINERS shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and thereafter mail the Proxy Statement to the respective shareholders of ELDORADO and MARINERS. ELDORADO also shall prepare and file the listing application to be filed with the AMEX with respect to the ELDORADO Common Stock to be issued in the Merger. Each party will furnish all financial or other information, including accountant comfort letters relating thereto, certificates, consents and opinions of counsel concerning it and its Subsidiaries received by such party.

                 5.4.2 Each party shall provide to the other at the request of the other party: (i) immediately prior to the filing thereof, copies of all material statements, applications, correspondence or forms to be filed with state securities law regulatory authorities, the SEC and other appropriate regulatory authorities to obtain the Requisite Regulatory Approvals to consummate the transactions contemplated by this Agreement; provided, however, that no approval need be obtained from any party to which such materials are provided; and (ii) promptly after delivery to, or receipt from, such regulatory authorities all written communications, letters, reports or other documents relating to the transactions contemplated by this Agreement.

         Section 5.5      Expenses.

                 5.5.1 Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring the same, including, without limitation, all costs associated with any resales of ELDORADO Common Stock by Affiliates of MARINERS; provided, however, that ELDORADO will file on a timely basis at its own expense the reports required by Rule 144(c) of the Securities Act.

                 5.5.2 The fees and expenses incurred by MARINERS or MB in connection with this Agreement and the transactions contemplated by this Agreement, including attorneys, accountants, financial advisors, investment bankers and any other fees, and payments made or to be made in connection with or to obtain the cancellation of MARINERS' Stock Options, shall be deducted from MARINERS Consolidated Tangible Net Worth as provided in the definition of MARINERS Consolidated Tangible Net Worth. MARINERS shall use its best efforts to ensure that its attorneys, accountants, financial advisors, investment bankers and other consultants engaged by it or MB in connection with the transaction contemplated by this Agreement submit full and final bills on or before the Determination Date and that all such expenses are paid or properly accrued prior to the Determination Date.

         Section 5.6      Notification of Certain Events.

                 5.6.1 MARINERS shall provide to ELDORADO, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Sections 6.1 and 6.2, which notice shall provide reasonable detail as to the subject matter thereof.

                 5.6.2 ELDORADO shall provide to MARINERS, as soon as practicable, written notice (sent via facsimile and overnight mail or courier) of the occurrence or failure to occur of any of the events, circumstances or conditions that are the subject of Section 6.3, which notice shall provide reasonable detail as to the subject matter thereof.

                 5.6.3 Each party shall promptly advise the others in writing of any change or event which could reasonably be expected to have a Material Adverse Effect on the business, properties, assets, financial condition, results of operations, liabilities or personnel of such party or on its ability to consummate the transactions contemplated by this Agreement.

                 5.6.4 MARINERS and ELDORADO shall immediately notify the other in writing in the event that such party becomes aware that the Registration Statement or Proxy Statement at any time contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which they were made, not misleading or that the Registration Statement or the Proxy Statement otherwise is required to be amended as supplemented, which notice shall specify, in reasonable detail, the circumstances thereof. ELDORADO shall promptly amend and supplement such materials and disseminate the new or modified information so as to fully comply with the Securities Act and any applicable AMEX rules and regulations. If the amendment or supplement so required relates to information concerning MARINERS or MB, the out-of-pocket costs and expenses of preparing, filing and disseminating such amendment or supplement shall be borne by MARINERS.

         Section 5.7      Environmental Assessment.

                 5.7.1 ELDORADO and EB shall have the right to conduct before the Closing Date, but to be commenced no later than 30 days and completed no later than 90 days after the date of this Agreement, at their sole expense, environmental site investigations and assessments ("Site Assessments") covering any real property owned or leased by MARINERS or MB (including Other Real Estate Owned currently owned by MARINERS or MB and, with the consent of the owners thereof, which MARINERS or MB shall use their reasonable efforts to obtain, Other Real Estate previously owned by MARINERS or MB) or held in trust or otherwise managed by MARINERS or MB, for the purpose of determining whether there exists on such real property any environmental condition which could result in any liability, cost or expense to ELDORADO or EB or any other owner, user or occupant of such property relating to Hazardous Substances or other adverse environmental conditions. Such Site Assessments may include both above and below the ground testing for environmental damage or the presence of Hazardous Substances on such property as may be reasonably necessary to conduct the Site Assessment in the opinion of the persons conducting such Site Assessment and MARINERS and MB shall allow such persons access to such property during normal business hours and upon reasonable prior notice in order to permit them to conduct the Site Assessment and shall otherwise cooperate with such persons in connection therewith. In exercising its rights hereunder, ELDORADO shall coordinate with MARINERS to avoid unduly interfering with the conduct of business by MARINERS and its Subsidiaries. For invasive testing (exclusive of asbestos sampling) (e.g, soil and soil boring testing), ELDORADO will first present to MARINERS the plan of testing that is contemplated by ELDORADO and ELDORADO may not conduct such testing without MARINERS' prior written consent, which shall not be unreasonably withheld or delayed. In connection with such inspection and testing, ELDORADO shall obtain at its sole cost and expense all permits and licenses required in connection with the performance of such work. ELDORADO shall repair any damages caused by its tests or inspections. ELDORADO hereby agree to defend and indemnify MARINERS and MB for all injuries and damages to persons or property caused by such surveys and testing and for the cost of removing all mechanics' or materialmen's liens on the inspected property resulting from such surveys and testing ordered by ELDORADO. As used herein, "Disclosed Matters" shall mean all information contained in the Site Assessments obtained by ELDORADO.

                 5.7.2 If such Site Assessments disclose any environmental conditions which would be reasonably likely to adversely affect the value of any one or more such real properties in an amount that totals, individually or in the aggregate, $100,000 or more, or would require expenditures for remediation or could reasonably be expected to result in the incurrence of liabilities or penalties or fines, in excess of $100,000 individually or in the aggregate, ELDORADO and EB shall have the right and option to terminate this Agreement and declare it null and void by delivering written notice of termination to MARINERS within thirty (30) days after the receipt of the last such Site Assessment and including with such notice a copy of each Site Assessment that discloses any such environmental condition, unless ELDORADO is satisfied that the environmental condition can be remediated and that no liability will be incurred, as a result of such condition, to any third party or governmental entity and MARINERS agrees to reduce the Cash Component of the Per Share Merger Consideration by an amount equal to the result obtained by dividing the aggregate costs of remediation by the number of shares of MARINERS' Common Stock outstanding immediately prior to the Effective Time. In the event of any termination of this Agreement pursuant to this Section 5.7.2, neither party shall have any liability to the other pursuant to Section 8.5; except that if it is determined that MARINERS or MB knew or had reason to know of the existence of any such environmental condition or conditions prior to the Site Assessments, the same shall constitute a breach of MARINERS' representations and warranties hereunder and MARINERS and MB shall be liable to ELDORADO for liquidated damages pursuant to Subsection 8.5.2.

                 5.7.3 ELDORADO and EB shall not provide any such Site Assessment, or any non-public information contained therein, to any third party, including any Governmental Entity, unless otherwise required to do so by court order or order of a regulatory agency.

         Section 5.8 Closing Schedules. MARINERS has delivered to ELDORADO and EB on or before the date of this Agreement all of the Schedules to this Agreement which MARINERS or MB are required to deliver to ELDORADO hereunder (the "MARINERS' Schedules"). Immediately prior to the Closing Date, MARINERS shall have prepared updates of the MARINERS' Schedules provided for in Articles 3 and 6 of this Agreement and shall deliver to ELDORADO revised schedules containing the updated information (or a certificate signed by MARINERS' Chief Executive Officer stating that there have been no changes on the applicable schedules); and ELDORADO or EB shall prepare and deliver to MARINERS an update of the Schedules that were delivered by ELDORADO or EB pursuant to Section 4 hereof (the "ELDORADO Schedules") containing updated information, or a certificate signed by ELDORADO's Vice President, Secretary or Assistant Secretary stating that there has been no change on the ELDORADO Schedules. (Such updated schedules shall sometimes be referred to collectively, as the "Closing Schedules.") The Closing Schedules shall be dated as of the day prior to the Closing Date and shall contain information as of the day prior to the Closing Date or as of such earlier date as is practicable in the circumstance. In the event the Closing Date Schedules disclose an event, occurrence or circumstance that has had or could reasonably be expected to have a Material Adverse Effect on MARINERS or MB, on the one hand, or on ELDORADO or EB, on the other hand, or on consummation of the transactions contemplated by this Agreement, that was not disclosed in the previously delivered Schedules hereto, the party delivering such Closing Date Schedules (the "Affected Party") shall so notify the other party in the letter of transmittal for such Closing Date Schedules, the Closing Date shall be delayed for seven (7) Business Days and such other party shall be entitled to terminate this Agreement within five (5) Business Days after receiving such Closing Date Schedules that disclose such event, occurrence or circumstance.
In the event of any such termination, the terminating party shall have no liability for such termination. The Affected Party shall have no liability to the terminating party in such an event unless (i) as a result of the existence of such event, occurrence or circumstance so disclosed in the Closing Schedules any of the representations or warranties of the Affected Party contained in this Agreement are found to have been untrue in any material respect as of the date of this Agreement, or (ii) the event, occurrence or circumstance could have been prevented in the exercise of reasonable diligence by any officers or directors of the Affected Party, in either of which cases the Affected Party shall be liable to the terminating party for Liquidated Damages as provided in
Section 8.5 hereof. For purposes of this Section 5.8, ELDORADO and EB shall be considered a single party and MARINERS and MB shall be considered a single party.

         Section 5.9      Additional Accruals/Appraisals.

                 5.9.1 Prior to the Determination Date, at ELDORADO's request, MARINERS or MB shall, consistent with Generally Accepted Accounting Principles and applicable banking regulations, establish such additional accruals and reserves immediately prior to the Determination Date as may be necessary to conform MARINERS' accounting and credit and OREO loss reserve practices and methods to those of ELDORADO and EB, provided, however, that no accrual or reserve made by MARINERS pursuant to this Section 5.9.1, or any litigation or regulatory proceeding arising out of any such accrual or reserve, or any other effect on MARINERS resulting from MARINERS' compliance with this
Section 5.9.1, shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

Additionally, no such accrual or reserve made by MARINERS or MB pursuant to this Section 5.9.1 shall be used by the parties in the calculation of MARINERS Consolidated Tangible Net Worth and the Per Share Merger Consideration, it being understood and agreed, however, that accruals, additions to reserves and charge-offs or write-downs of assets required by any other provisions of this Agreement, including, but not limited to those required by Section 5.9.2, shall be used by the parties in making such calculations of MARINERS' Consolidated Tangible Net Worth and the Per Share Merger Consideration.

                 5.9.2 Within ninety (90) days prior to the anticipated Effective Time, MARINERS shall cause appraisals to be conducted of (i) all of MB's OREO properties and (ii) all real properties securing loans of MB as to which foreclose proceedings have been initiated either by MB or any other holder of a deed of trust or other lien on such properties or as to which the borrower has initiated bankruptcy proceedings that preclude the initiation of foreclosure proceedings ("Loans-in-Foreclosure"); provided, however, that if MB had obtained an appraisal for any such properties which was issued as of a date that will be no more than 180 days prior to the Effective Time, MB may satisfy the foregoing requirement, with respect to such properties only, with an update of such appraisal in lieu of a full appraisal thereof. Such appraisals, or updates (as the case may be), shall be conducted in accordance with all applicable banking regulations and the expenses thereof shall be borne by MB. If any such appraisal or update reveals that the fair market value of any OREO property or any real property securing a Loan-in- Foreclosure is less than the amount at which such property, or Loan-in-Foreclosure (as the case may be), is being carried on the books of MB (the "Book Value"), then, MB shall record a write-down, by means of a charge against earnings, in such Book Value to an amount equal to the fair market value of the OREO property or the property securing the Loan-in-Foreclosure, as shown in such appraisal or update, less the anticipated costs of disposing of such property.

                 5.9.3 MARINERS shall continue to accrue bonuses, incentive compensation payments, 401(k) amounts and other employee benefits in a manner consistent with MARINERS' prior practice, as set forth on Schedule 5.9.3, and in accordance with Generally Accepted Accounting Principles.

ARTICLE 6.         CONDUCT OF BUSINESS

         Section 6.1 Affirmative Conduct of MARINERS and MB. During the period from the date of execution of this Agreement through the Effective Time, each of MARINERS and MB shall carry on its businesses, and shall cause each of its respective Subsidiaries to carry on its business, in the ordinary course in substantially the manner in which heretofore conducted, subject to changes in law applicable to all California banks and directives from regulators, and use all commercially reasonable efforts to preserve intact its business organization, keep available the services of its officers and employees, (other than terminations in the ordinary course of business) and preserve its relationship with customers, depositors, suppliers and others having business dealings with it; and, to these ends, shall fulfill each of the following:

                 6.1.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof.

                 6.1.2 Advise ELDORADO promptly in writing of any change that would have a Material Adverse Effect on its capital structure, financial condition, assets, results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 3 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time.

                 6.1.3 Keep in full force and effect all of its existing material permits and licenses and those of its Subsidiaries.

                 6.1.4 Use its commercially reasonable efforts to maintain insurance or bonding coverage on all material properties for which it is responsible and on its business operations, and carry not less than the same coverage for fidelity, public liability, personal injury, property damage and other risks equal to that which is in effect as of the date of this Agreement; and notify ELDORADO in writing promptly of any facts or circumstances which could affect its ability, or that of any of its Subsidiaries, to maintain such insurance or bonding coverage.

                 6.1.5 Perform its contractual obligations and not breach or come into default on any of such obligations, and not amend, modify, or, except as they may be terminated in accordance with their terms, terminate any material contract, agreement, understanding, commitment, or offer, whether written or oral, (collectively referred to as an "Understanding") or materially default in the performance of any of its obligations under any Understanding where such default would have a Material Adverse Effect on MARINERS or MB.

                 6.1.6 Duly observe and conform to all legal requirements applicable to its business, except for any failure to so observe and conform that would not, individually or in the aggregate, and, in the future will not, have a Material Adverse Effect on MARINERS or MB.

                 6.1.7 Duly and timely file as and when due all reports and Returns required to be filed with any Governmental Entity.

                 6.1.8 Maintain its assets and properties in good condition and repair, normal wear and tear excepted.

                 6.1.9 Promptly advise ELDORADO in writing of any event or any other transaction within the Knowledge of MARINERS or MB, whereby any Person or related group of Persons acquires, after the date of this Agreement, directly or indirectly, record or beneficial ownership (as defined in Rule 13d-3 promulgated by the SEC pursuant to the Exchange Act) or control of 5% or more of the outstanding shares of MARINERS Common Stock either prior to or after the record date fixed for the MARINERS shareholders' meeting or any adjourned meeting thereof to approve the transactions contemplated herein.

                 6.1.10   (a)       Maintain a reserve for loan and lease
losses ("Loan Loss Reserve") at a level which is adequate to provide for all known and reasonably expected losses on loans, leases and other extensions of credit outstanding and other inherent risks in MB's portfolio of loans and leases, in accordance with Generally Accepted Accounting Principles and applicable regulatory accounting principles and banking laws and regulations and continue MB's current policy of adding to the Loan Loss Reserve (by making a provision for loan losses in) the amounts set forth in Schedule 6.1.10, provided that (i) such provision shall be increased, on the same principle that was used in establishing the current provision policy in the event of an increase in non-performing or classified loans or leases and/or a material increase in the size of

MB's loan or lease portfolio, and (ii) in no event shall the Loan Loss Reserve be permitted to fall below an amount that is equal to 1.27% of the average of MB's total outstanding gross loans, leases and other extensions of credit, measured as of the last business day of each month;

                          (b)       Continue its current practice of charging a
provision of $10,000 per month in respect of the OREO properties owned by MARINERS or MB on the date hereof and increasing that provision, on the same principle, if and to the extent MARINERS or MB came to acquire additional OREO properties between the date hereof and the Effective Time; and

                          (c)       Charge off all loans, receivables and other
assets, or portions thereof, deemed uncollectible in accordance with Generally Accepted Accounting Principles, regulatory accounting principles, and applicable law or regulation, or which have been classified as "loss" or as directed by any regulatory authority, unless such classification or direction has been disregarded in good faith by MARINERS or MB, MARINERS or MB has submitted in writing to such regulatory authority the basis upon which it has so disregarded such classification or direction and such regulatory authority retracts its direction requiring such charge-off.

                 6.1.11 Furnish to ELDORADO, as soon as practicable, and in any event within fifteen days after it is prepared: (i) a copy of any report submitted to the board of directors of MARINERS or MB and access to the working papers related thereto, provided, however, that MARINERS need not furnish ELDORADO any materials relating to deliberations of such boards of directors with respect to their approval of this Agreement, communications of MARINER's legal counsel with the Board of Directors or officers of MARINERS or MB regarding MARINER's or MB's rights against or obligations to ELDORADO or its Affiliates under this Agreement, or books, records and documents covered by the attorney- client privilege or which are attorneys' work product; (ii) copies of all material reports, renewals, filings, certificates, statements, correspondence and other documents specific to MARINERS or MB or filed with or received from the SEC, Federal Reserve Board, any Federal Reserve Bank, the FDIC, the California State Banking Department or any Governmental Entity; (iii) monthly unaudited balance sheets, statements of income and changes in shareholders' equity for MARINERS and its Subsidiaries and quarterly unaudited consolidated and consolidating balance sheets, statements of income and changes in shareholders' equity for MARINERS, in each case prepared on a basis consistent with past practice, and (iv) such other reports as ELDORADO may reasonably request (which are otherwise deliverable under this Section 6.1.11) relating to MARINERS or MB. Each of the financial statements of MARINERS or MB and delivered pursuant to this subsection 6.1.11 shall be accompanied by a certificate of the Chief Financial Officer of MARINERS to the effect that such financial statements fairly present the financial information presented therein of MARINERS or MB (as the case may be), for the periods covered, subject to recurring adjustments normal in nature and amount, necessary for a fair presentation and are prepared on a basis consistent with past practice.

                 6.1.12 MARINERS agrees that through the Effective Time, as of their respect dates, (i) each MARINERS Filing will be true and complete in all material respects; and (ii) each MARINERS Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such

MARINERS Filings that is intended to present the financial position of the entities or entity during the periods involved to which it relates will fairly present in all material respects the financial position of such entities or entity and will be prepared in accordance with Generally Accepted Accounting Principles or consistent with applicable banking regulations, except as stated therein.

                 6.1.13 Maintain reserves for contingent liabilities in accordance with Generally Accepted Account Principles and consistent with past practices.

                 6.1.14 Promptly notify ELDORADO of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding or notice of any material claims against MARINERS or MB or any of their assets.

                 6.1.15 Inform ELDORADO of the amounts and categories of any loans, leases or other extensions of credit, or other assets, that have been classified by any bank regulatory authority or by any unit of MARINERS or MB as "Specially Mentioned," "Renegotiated," "Substandard," "Doubtful," "Loss" or any comparable classification ("Classified Assets"). MARINERS will furnish to ELDORADO, as soon as practicable, and in any event within fifteen days after the end of each calendar month, schedules including the following: (i) Classified Assets by type (including each credit or other asset in an amount equal to or greater than $25,000), and its classification category; (ii) nonaccrual credits by type (including each credit in an amount equal to or greater than $25,000), (iii) renegotiated loans (loans on which interest has been renegotiated to lower than market rates because of the financial condition of the borrowers) by type, (iv) delinquent credits by type (including each delinquent credit in an amount equal to or greater than $25,000), including an aging into 30-89 and 90+ day categories; (v) loans or leases or other assets charged off, in whole or in part, during the previous month by type (including each such loan or lease or other asset in an amount equal to or greater than $25,000); and (vi) other real estate or assets owned stating with respect to each its type.

                 6.1.16 Furnish to ELDORADO, upon ELDORADO's request, schedules with respect to the following: (i) participating loans and leases, stating, with respect to each, whether it is purchased or sold, the loan or lease type; (ii) loans or leases (including any commitments) by MARINERS or MB to any director or officer (at or above the Vice President level) of MARINERS or MB or any of their Subsidiaries, or to any Person holding 5% or more of the capital stock of MARINERS, including, with respect to each such loan or lease, the identity and, to the best Knowledge of MARINERS, the relation of the borrower to MARINERS or MB, the loan or lease type and the outstanding and undrawn amounts; and (iii) standby letters of credit, by type, (including each letter of credit in a face amount equal to or greater than $25,000); and

                 6.1.17 Furnish to ELDORADO copies of each credit authorization package, consisting of all applications for and financial information regarding loans, renewals of loans or other extensions of credit of $100,000 or more (on a non-cumulative basis) for secured loans or secured extensions of credit and $25,000 in the case of unsecured loans or unsecured extensions of credit, which are approved by MARINERS or MB after the date of this Agreement, within ten Business Days of preparation of such packages.

                 6.1.18 On or before the date hereof, one or more agreements shall have been executed and delivered by MB and its Chief Executive Officer, in form and substance satisfactory to ELDORADO, which shall (i) amend or terminate his Employment Agreement and Executive Salary Continuation Agreement with MARINERS and/or MB in the manner and to the extent set forth in Schedule
6.1.18 hereto automatically at the Effective Time and without the necessity of any further action on the part of either of the parties thereto, and (ii) provide for his employment by EB effective as of the Effective Time on the terms provided in Schedule 6.1.18.

         Section 6.2 Negative Covenants of MARINERS and MB. During the period from the date of execution of this Agreement through the Effective Time, each of MARINERS and MB agrees that, without ELDORADO's prior written consent, it shall not:

                 6.2.1 (a) Declare or pay any dividend on or make any other distribution in respect of any of its capital stock, other than the declaration of one (1) cash dividend on the outstanding shares of MARINERS' Common Stock of five cents ($0.05) per share in the quarter ending June 30, 1995 which shall be payable not later than 60 days after such declaration; (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; or (c) repurchase or otherwise acquire any shares of its capital stock.

                 6.2.2 Take any action that would result in any of the representations and warranties set forth in the Agreement becoming untrue in any material respect or in any of the conditions to the Merger set forth in
Article 7 not being satisfied, except to the extent such actions are required to be undertaken by applicable law, regulation or at the direction of any Regulatory Authority.

                 6.2.3 Issue, deliver or sell, or grant, or authorize the issuance, delivery or sale or grant of, or purchase, any shares of the capital stock of MARINERS or MB or any securities convertible or exercisable into or are exchangeable for such capital stock, or any rights, warrants or options, including options under any stock option plans or enter into any agreements to do any of the foregoing.

                 6.2.4 Amend its Articles of Incorporation or Bylaws, except as required by applicable law or by the terms of this Agreement.

                 6.2.5 Authorize or knowingly permit any of its representatives, directly or indirectly, to solicit or encourage any Acquisition Proposal (as hereinafter defined) or participate in any discussions or negotiations with, or provide any nonpublic information to, any Person or group of persons (other than ELDORADO, EB and their representatives) concerning any such solicited Acquisition Proposal. MARINERS shall notify ELDORADO immediately if any inquiry regarding an Acquisition Proposal is received by MARINERS or MB, including the terms thereof. For purposes of this Section 6.2.5, "Acquisition Proposal" shall mean any (a) proposal pursuant to which any Person other than ELDORADO or EB would acquire or participate in a merger or other business combination or reorganization involving MARINERS or MB; (b) proposal by which any Person or group, other than ELDORADO or EB, would acquire the right to vote ten percent (10%) or more of the capital stock of MARINERS or MB entitled to vote for the election of directors; (c) acquisition of the assets of MARINERS or MB other than in the ordinary course of business; or (d) acquisition in excess of ten percent (10%) of the outstanding capital stock of MARINERS or MB, other than as contemplated by this Agreement. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent MARINERS or its Board of Directors from (i) furnishing nonpublic information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such person or entity, or recommending an unsolicited bona fide written Acquisition Proposal to the shareholders of MARINERS, if and only to the extent that (A) the Board of Directors of MARINERS has determined and believes in good faith (after consultation with and the concurrence of its financial advisor) that such Acquisition Proposal would, if consummated, result in a transaction materially more favorable, from a financial point of view, to MARINERS' shareholders than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal") and the MARINERS' Board of Directors has determined in good faith, after consultation with and based on written advice from its outside legal counsel, that such action is necessary for MARINERS to comply with its fiduciary duties to shareholders under applicable law, and (B) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such person or entity, the MARINERS Board of Directors received from such person or entity an executed confidentiality agreement, with terms no more favorable to such party than those contained in the Confidentiality Agreement between MARINERS and ELDORADO, or (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, if such Rule is applicable thereto.

                 6.2.6 Acquire or agree to acquire by merging, consolidating with, or by purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, on a consolidated basis, to MARINERS or MB, other than in the ordinary course of business consistent with prior practice.

                 6.2.7 Sell, lease or otherwise dispose of any of its assets which are material, individually or in the aggregate, to MARINERS or MB, except in the ordinary course of business consistent with prior practice.

                 6.2.8 Incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities of MARINERS or MB or any of their subsidiaries or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice.

                 6.2.9 Enter into any Understanding, except (a) deposits incurred, and short-term debt securities (obligations maturing within one year) issued, in the ordinary course of business of MB and consistent with prior practice, and liabilities arising out of, incurred in connection with, or related to the consummation of this Agreement, (b) commitments to make loans or other extensions of credit in the ordinary course of MB's business and consistent with prior practice; and (c) commitments to act as trustee or agent in the ordinary course of MB's business and consistent with prior practice; and
(d) loan sales in the ordinary course of MB's business, without any recourse, provided that no commitment to sell loans shall extend beyond the Effective Time.

                 6.2.10 Make or enter into a commitment to make any loan or other extension of credit, or enter into any commitment to make any loan or other extension of credit, to any director, officer or employee of MARINERS, MB or any of their Subsidiaries, except in accordance with practice or policy in existence on the date of this Agreement and in compliance with all applicable laws and all applicable regulations and directives of any Governmental Entity.

                 6.2.11 Except in the ordinary course of business and consistent with prior practice or as required by an existing contract, and provided prior disclosure thereof has been made in Schedule 6.2.11, grant any general or uniform increase in the rates of pay of employees or employee benefits or any increase in salary or employee benefits of any officer, employee or agent or pay any bonus to any Person.

                 6.2.12 Sell, transfer, mortgage, encumber or otherwise dispose of any assets or other liabilities except in the ordinary course of business and consistent with prior practice or as required by any existing contract.

                 6.2.13 Make its credit underwriting policies, standards or practices relating to the making of loans and other extensions of credit, or commitments to make loans and other extensions of credit, or its Loan Loss reserve policies, less stringent than those in effect on April 30, 1995 or reduce the amount of its Loan Loss reserves or any other reserves for potential losses or contingencies.

                 6.2.14 Make any capital expenditures, or commitments with respect thereto, except those in the ordinary course of business which do not exceed $15,000 individually or $50,000 in the aggregate.

                 6.2.15 Except as provided in Schedule 6.1.18 or Schedule 6.2.15, renew, extend or amend any existing employment contract or agreement, enter into any new employment contract or agreement or make any bonus or any special or extraordinary payments to any Person without the prior written consent of ELDORADO.

                 6.2.16 Except in the ordinary course of business consistent with prior practice, and in compliance with applicable laws and regulations, make any material investments, by purchase of stock or securities, contributions of capital, property transfers, purchases of any property or assets or otherwise, in any other individual, corporation or other entity.

                 6.2.17 Except as otherwise required to correct a prior filing, compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith) or file any appeal from an asserted deficiency except in a form previously approved by ELDORADO, in writing, or file or amend any federal, foreign or state tax return or report or make any tax election or change any method or period of accounting unless required by generally accepted accounting principles or applicable law and, then, only after submitting such return or report or proposed tax election or change in any method or period of accounting, to ELDORADO for its approval, which it shall not unreasonably withhold or delay.

                 6.2.18 Except as contemplated in this Agreement, terminate any Employee Plan or Benefit Arrangement.

                 6.2.19 Change its fiscal year or methods of accounting in effect at December 31, 1994, except as required by changes in Generally Accepted Accounting Principles or regulatory accounting principles as concurred in by MARINERS' independent public accountants.

                 6.2.20 Take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC.

                 6.2.21 Take or cause to be taken into OREO any property without (a) an environmental report reporting no adverse environmental condition on such property, with a copy of such report delivered to ELDORADO and EB prior to taking such property into OREO; and (b) the written consent of ELDORADO or EB, which shall not be unreasonably withheld.

         Section 6.3 Conduct of ELDORADO. During the period from the date of execution of this Agreement through the Effective Time, ELDORADO agrees (except to the extent MARINERS shall otherwise consents in writing) to do the following:

                 6.3.1 Use its commercially reasonable efforts, or cooperate with others, to expeditiously bring about the satisfaction of the conditions specified in Article 7 hereof;

                 6.3.2 Not take any action that would or might result in any of the representations and warranties of ELDORADO or EB set forth in the Agreement becoming untrue or any of the conditions to the Merger set forth in
Article 7 not being satisfied, except to the extent such actions are undertaken pursuant to the requirements of any applicable law, or the regulations or the direction of any Regulatory Authority; and

                 6.3.3 Not take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC as a tax-free reorganization.

                 6.3.4 Advise MARINERS promptly in writing of any change that would have a Material Adverse Effect on its capital structure, consolidated financial condition, consolidated assets, consolidated results of operations, business or prospects or of any matter which would make the representations and warranties set forth in Article 4 hereof not true and correct in any material respect as of the effective date of the Registration Statement and at the Effective Time.

                 6.3.5 ELDORADO agrees that through the Effective Time, as of their respect dates, (i) each ELDORADO Filing will be true and complete in all material respects; and (ii) each ELDORADO Filing will comply in all material respects with all of the statutes, rules and regulations enforced or promulgated by the governmental Entity with which it will be filed and none will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. Any financial statement contained in any of such ELDORADO Filings that is intended to present the financial position of the entities or entity during the periods involved to which it relates will fairly present in all material respects the financial position of such entities or entity and will be prepared in accordance with Generally Accepted Accounting Principles or consistent with applicable banking regulations, except as stated therein.

                 6.3.6 Promptly notify MARINERS of the filing, or threatened filing, of any litigation, or the filing or threatened filing of any government or regulatory action, including an investigation or notice of investigation, or similar proceeding against ELDORADO or EB or any of their assets, which is expected to have a Material Adverse Effect on ELDORADO and its Subsidiaries (including EB) taken as a whole.


ARTICLE 7.         CONDITIONS PRECEDENT TO CLOSING

         Section 7.1 Conditions to the Parties' Obligations. The obligations of all the parties to this Agreement to effect the Merger shall be subject to the fulfillment of the following conditions:

                 7.1.1 This Agreement, the Subsidiary Merger Agreement and the Merger shall have been validly approved by the holders of a majority of the outstanding shares of MARINERS' Common Stock entitled to vote and by the holders of a majority of the outstanding shares of ELDORADO's Common Stock entitled to vote.

                 7.1.2 All permits, approvals and consents required to be obtained, and all waiting periods required to expire, prior to the consummation of the Merger and the Bank Merger under applicable federal laws of the United States or applicable laws of any state having jurisdiction over the transactions contemplated by this Agreement, the Subsidiary Merger or the Bank Merger Agreement shall have been obtained or expired, as the case may be (all such permits, approvals and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals"), without the imposition of any condition which in the reasonable judgment of any party to be affected by such condition is materially burdensome upon such party or its respective Affiliates or the Surviving Corporation or the Surviving Bank.

                 7.1.3 There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Government Entity which: (i) makes the consummation of the Merger or Bank Merger illegal; (ii) requires the divestiture by ELDORADO or EB of any material Subsidiary or of a material portion of the business of ELDORADO or EB; or (iii) imposes any condition upon ELDORADO, EB or their Subsidiaries (other than general provisions of law applicable to all banks and bank holding companies) which in the judgment of ELDORADO or EB would be materially burdensome.

                 7.1.4 The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall remain in effect. No legal, administrative, arbitration, investigatory or other proceeding by any Governmental Entity or any other Person shall have been instituted and, at what otherwise would have been the Effective Time, remain pending by or before any Governmental Entity to restrain or prohibit the transactions contemplated hereby.

                 7.1.5 The shares of ELDORADO Common Stock deliverable pursuant to this Agreement shall have been duly authorized for listing, subject to notice of issuance, on the AMEX.

                 7.1.6 ELDORADO and MARINERS shall have received an opinion from the firm designated in Schedule 7.1.6 hereto, dated the Effective Time, subject to assumptions and exceptions normally included, and in form and substance reasonably satisfactory to ELDORADO and MARINERS, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the IRC and that ELDORADO and MARINERS will each be a party to that reorganization within the meaning of Section 368(b) of the IRC.

                 7.1.7 ELDORADO and MARINERS shall have received from each of KMPG Peat Marwick and Dayton & Associates, who are the independent public accountants of, respectively, ELDORADO and MARINERS, letters, dated at the effective date of the Registration Statement and at the Effective Time, in form and substance satisfactory to ELDORADO, EB and MARINERS and customary in scope and substance for letters delivered by independent public accountants in connection with registration statement similar to the Registration Statement.

                 7.1.8 ELDORADO and MARINERS shall have received opinions of counsel for the other party in substantially the forms previously agreed to by the parties as set forth in Schedules 7.1.8A and 7.1.8B, respectively, on the dates set forth in such Schedules.

                 7.1.9 No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated by this Agreement, the Subsidiary Merger Agreement or the Bank Merger Agreement which presents a substantial risk that such transactions will be restrained or that either party hereto may suffer material damages or other relief as a result of consummating such transactions.

         Section 7.2 Conditions to ELDORADO's and EB's Obligations. The obligations of ELDORADO and EB to effect the Merger shall be subject to the fulfillment (or waiver, in writing, by ELDORADO and EB) of the following conditions:

                 7.2.1 Except as otherwise provided in this Section 7.2, (a) the respective representations and warranties of MARINERS and MB contained in
Article 3 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on MARINERS or MB or the Surviving Corporation or the Surviving Bank, or upon the consummation of the transactions contemplated hereby; (b) MARINERS and MB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on MARINERS or MB or the Surviving Corporation or the Surviving Bank, or upon the consummation of the transactions contemplated hereby; (c) none of the events or conditions entitling ELDORADO to terminate this Agreement under Article 8 shall have occurred and be continuing; and (d) MARINERS and MB shall have delivered to ELDORADO certificates dated the date of the Effective Time and signed by their Chief Executive Officer to the effect set forth in Subsections 7.2.1(a),
(b) and (c).

                 7.2.2 There shall have been obtained, without the imposition of any material burden or restriction on any of the parties hereto not in existence on the date hereof, each consent to the consummation of the Merger or the Bank Merger required to be obtained from any Person under any agreement, contract or license to which MARINERS or MB is a party or by or under which it is bound or licensed, the withholding of which might have a Material Adverse Effect on MARINERS or MB, or on ELDORADO or EB at or following the Effective Time, or on the transactions contemplated by this Agreement.

                 7.2.3 MARINERS shall have delivered the Closing Schedules to ELDORADO on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the Schedules delivered on the date of execution of this Agreement that would have, or could be reasonably likely to have, a Material Adverse Effect on MARINERS or MB, or on ELDORADO or EB at or after the Effective Time, or on the consummation of the transactions contemplated hereby.

                 7.2.4 MB's Loan Loss Reserve on the Determination Date shall be an amount that is at least equal to one and twenty-seven hundredths percent (1.27%) of the average of MB's total outstanding gross loans, leases and other extensions of credit for the month ending on that date (the "Determination Date Loan Loss Reserve") after giving effect to MB's compliance with the provisions of Section 6.1.10; and MB shall have complied with (i) its other obligations under Section 6.1.10 and (ii) its obligations under Section
5.9.2 hereof with respect to OREO properties.

                 7.2.5 Between the date of this Agreement and the Effective Time, no event or circumstance shall have occurred which had or could reasonably be expected to have a Material Adverse Effect on MARINERS or MB, or their Subsidiaries, and ELDORADO shall have received a certificate signed on behalf of MARINERS by the President and Chief Executive Officer of MARINERS and MB to such effect.

                 7.2.6 ELDORADO shall have received from Dayton & Associates, independent public accountants, letters dated as of the Effective Time, after customary review but without audit, in form and substance satisfactory to ELDORADO, (i) certifying that the conditions set forth in Subsection 7.2.4 have been satisfied, and (ii) setting forth, as of the Determination Date, (A) MARINERS' Consolidated Net Worth; (B) MB's Loan Loss Reserve; (C) the amount of MB's OREO and OREO Valuation Reserves; and (D) the amount of expenses incurred by MARINERS or MB in connection with this Agreement and the transactions contemplated hereby, either paid or accrued through the Business Day immediately prior to the Closing Date.

                 7.2.7 ELDORADO shall have received, on or before the date hereof, copies of the fully executed and delivered agreements by which all outstanding MARINERS' Stock Options have been cancelled.

                 7.2.8 ELDORADO shall have received from its legal counsel an opinion regarding securities matters in form and substance customary for transactions of the type contemplated by this Agreement and reasonably satisfactory to ELDORADO.

                 7.2.9 Counsel for ELDORADO shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to ELDORADO hereunder or that are reasonably requested by such counsel.

                 7.2.10 The sale of the ELDORADO Common Stock resulting from the Merger shall have been qualified or registered with the appropriate State securities law or "blue sky" regulatory authorities of all States in which qualification or registration is required under the State securities laws, and such qualifications or registration shall not have been suspended or revoked.

                 7.2.11 MARINERS shall have delivered to ELDORADO not later than the date of this Agreement all of the executed Affiliate Agreements in the form attached hereto as Exhibit 7.2.11.

                 7.2.12 None of MARINERS, MB or any of their Subsidiaries shall be subject to any memorandum of understanding, cease and desist order, or other agreement with any Governmental Entity restricting the conduct of any of their respective businesses, prospects and operations, so as to have a Material Adverse Effect.

                 7.2.13 The Findley Group shall not have revoked, at any time prior to the Effective Time, its opinion, rendered to the Board of Directors of ELDORADO on May 22, 1995 (the "ELDORADO Fairness Opinion"), to the effect that the terms of the Merger, from a financial standpoint, are fair to the shareholders of ELDORADO.

                 7.2.14   The Average ELDORADO Closing Price is less than
$15.00.

                 7.2.15 All of MARINERS' director-shareholders shall have delivered to ELDORADO on the date of this Agreement the Director- Shareholder Agreements in the form attached hereto as Exhibit 7.2.15.

                 7.2.16 ELDORADO shall have received on the date hereof fully executed non-competition agreements, in substantially the form attached as
Exhibit 7.2.16 to this Agreement, from the Persons listed on Schedule 7.2.16.

         Section 7.3 Conditions to MARINER's and MB's Obligations. The obligation of MARINERS and MB to effect the Merger shall be subject to the fulfillment of the following conditions:

                 7.3.1 Except as otherwise provided in this Section 7.3, (a) the representations and warranties of ELDORADO and EB contained in Article 4 shall be true in all material respects as of the Effective Time as though made at the Effective Time, except to the extent they expressly refer to an earlier time and except where the failure to be true, individually or in the aggregate, would not have or would not be reasonably likely to have, a Material Adverse Effect on ELDORADO and EB, taken as a whole, or upon consummation of the transactions contemplated by this Agreement; (b) ELDORADO and EB shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with them prior to or at the Effective Time, except where the failure to so perform and comply, individually or in the aggregate, would not have or would not be reasonably likely to have a Material Adverse Effect on ELDORADO and EB, taken as a whole, or upon the consummation of the transactions contemplated by this Agreement; (c) none of the events or conditions entitling MARINERS to terminate this Agreement under
Article 8 shall have occurred and be continuing; and (d) ELDORADO and EB shall each have delivered to MARINERS certificates dated the date of the Effective Time and signed by a duly authorized officer to the effect set forth in Subsections 7.3.1(a), (b) and (c).

                 7.3.2 Counsel for MARINERS shall have approved, in the exercise of counsel's reasonable discretion, the validity of all transactions herein contemplated, as well as the form and substance of all opinions, certificates, instruments of transfer and other documents to be delivered to MARINERS hereunder or reasonably requested by such counsel.

                 7.3.3 There shall not have been any change in the consolidated financial condition, aggregate consolidated net assets, shareholders' equity, business, or consolidated operating results of ELDORADO and its Subsidiaries (including EB) taken as a whole, from December 31, 1994 to the Effective Time that results in a Material Adverse Effect as to ELDORADO and its Subsidiaries (including EB) taken as a whole.

                 7.3.4 The Average ELDORADO Closing Price shall be greater than $9.50 per share.

                 7.3.5 Prior to the Closing Date ELDORADO and EB shall have taken all corporate action required to effectuate the appointment of the two individuals named on Schedule 2.10 hereto to their respective Boards of Directors effective immediately after the Effective Time of the Merger.

                 7.3.6 ELDORADO shall have delivered its Closing Schedules to MARINERS on the day immediately preceding the Closing Date and none of such Closing Schedules shall reflect any item that was not on the ELDORADO Schedules (or in the ELDORADO Financial Statements) delivered on the date of execution of this Agreement by ELDORADO or EB that has had or would have a Material Adverse Effect on ELDORADO and its Subsidiaries (including EB) taken as a whole at or after the Effective Time, or on the consummation of the transactions contemplated hereby.

                 7.3.7 James R. Miller shall not have revoked, at any time prior to the meeting of MARINERS' shareholders at which the Merger is to be voted on, its opinion, rendered to the Board of Directors of MARINERS on May 22, 1995 (the "MARINERS' Fairness Opinion"), to the effect that the terms of the Merger, from a financial standpoint, are fair to the shareholders of MARINERS.


ARTICLE 8.         TERMINATION, AMENDMENTS AND WAIVERS

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of MARINERS and the shareholders of ELDORADO:

                 8.1.1 By mutual consent of the Boards of Directors of MARINERS and ELDORADO;

                 8.1.2 By ELDORADO or MARINERS upon the failure to satisfy any conditions specified in Section 7.1 if such failure is not caused by any action or inaction of the party requesting termination of this Agreement;

                 8.1.3 By ELDORADO if an Acquisition Event shall have occurred;

                 8.1.4 By MARINERS if there shall have been a material breach of any of the representations or warranties of ELDORADO or EB set forth in this Agreement, which breach, in the reasonable opinion of MARINERS, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of MARINERS, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on ELDORADO and its Subsidiaries, taken as a whole, or upon the consummation of the transactions contemplated hereby;

                 8.1.5 By ELDORADO if there shall have been a material breach of any of the representations or warranties of MARINERS or MB set forth in this Agreement, which breach, in the reasonable opinion of ELDORADO, by its nature cannot be cured or is not cured prior to the Closing and which breach would, in the reasonable opinion of ELDORADO, individually or in the aggregate, have, or be reasonably likely to have, a Material Adverse Effect on MARINERS or MB or upon the consummation of the transactions contemplated hereby;

                 8.1.6 By MARINERS or ELDORADO if this Agreement, the Subsidiary Merger Agreement and the Merger are not approved by MARINERS' shareholders;

                 8.1.7 By MARINERS or ELDORADO if this Agreement, the Subsidiary Merger Agreement and the Merger are not approved by ELDORADO's shareholders;

                 8.1.8 By MARINERS after the occurrence of a Default by ELDORADO or EB and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of MARINERS, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing.

                 8.1.9 By ELDORADO after the occurrence of a Default by MARINERS and the continuance of such Default for a period of 20 Business Days after written notice of such Default, if such Default, in the reasonable opinion of ELDORADO, cannot be cured prior to the Closing or, even though curable by the Closing, it is not cured prior to the Closing.

                 8.1.10   By ELDORADO in accordance with the provisions of
5.7.2 of this Agreement;

                 8.1.11 By ELDORADO if the MARINERS Board of Directors does not publicly recommend in the Proxy Statement that MARINERS' shareholders approve this Agreement and the transactions contemplated hereby, or if, prior to the vote of the MARINERS' shareholders, the MARINERS Board of Directors shall have withdrawn such recommendation or modified or amended such recommendation in any respect materially adverse to ELDORADO, or if the MARINERS Board of Directors does not call and hold the shareholders' meeting as provided in Section 5.2.1;

                 8.1.12 By MARINERS if the ELDORADO Board of Directors does not publicly recommend in the Proxy Statement that ELDORADO's shareholders approve this Agreement and the transactions contemplated hereby, or if, prior to the vote of its shareholders, the ELDORADO Board of Directors shall have withdrawn such recommendation or modified or amended such recommendation in any respect materially adverse to MARINERS, or if the ELDORADO Board of Directors does not call and hold the shareholders' meeting as provided in
Section 5.2.1;

                 8.1.13 By ELDORADO if the Closing Date Schedules disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the MARINERS Financial Statements delivered to ELDORADO on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on MARINERS or MB or, after the Effective Time, on ELDORADO or EB, or on the consummation of the transactions contemplated hereby (a "Material Adverse Event");

                 8.1.14 By MARINERS upon the failure of any of the conditions specified in Section 7.3 to have been satisfied prior to March 31, 1996;

                 8.1.15 By ELDORADO upon the failure of any of the conditions specified in Section 7.2 to have been satisfied prior to March 31, 1996;

                 8.1.16 By MARINERS if the Closing Date Schedules delivered by ELDORADO with respect to ELDORADO and its Subsidiaries disclose the occurrence of an event or the existence of any facts or circumstances, not disclosed in the Schedules or the ELDORADO Financial Statements delivered to MARINERS on or before the date hereof, that has had or could reasonably be expected to have a Material Adverse Effect on ELDORADO and its Subsidiaries (including EB) taken as a whole, or on the consummation of the transactions contemplated hereby (an "ELDORADO Material Adverse Event");

         Section 8.2 Effect of Termination; Survival. Except as provided in Section 8.5, no termination of this Agreement as provided in Section 8.1 for any reason or in any manner shall release, or be construed as so releasing, any party hereto from its obligations pursuant to Sections 5.1.4, 5.5, 5.7, 8.5 or
9.5 hereof or from any liability or damage to any other party hereto arising out of, in connection with or otherwise relating to, directly or indirectly, said party's material breach, Default or failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, or any breaches of any representation or warranty contained herein arising prior to the date of termination of this Agreement.

         Section 8.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by MARINERS' board of directors or the duly authorized committees thereof, and by the duly authorized officers or board of directors of ELDORADO at any time before or after approval hereof by the shareholders of MARINERS and the shareholders of ELDORADO; provided, however, that after any such approval by such shareholders, no amendments shall be made which by law requires further approval by such shareholders without such further approval.

         Section 8.4 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

         Section 8.5      Liquidated Damages; Cancellation Fee.

                 8.5.1 In the event of the occurrence of an Acquisition Event (as defined in Article 1 of this Agreement), then MARINERS shall pay to ELDORADO the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in cash;

                 8.5.2 In the event of termination of this Agreement by MARINERS pursuant to Section 8.1.14 as a result of the revocation of the MARINERS Fairness Opinion; or a termination of this Agreement by ELDORADO pursuant to (i) Section 8.1.6 (no approval by MARINERS shareholders), or (ii)
8.1.11 (no favorable MARINERS Board recommendation or the withdrawal, modification or amendment of such recommendation in a manner materially adverse to ELDORADO, whether or not it is the result of a revocation or modification of the MARINERS Fairness Opinion, except where the absence, or the withdrawal or modification or amendment, of such Board recommendation is due to a failure of any conditions precedent contained in Section 7.1 or in Subsections 7.3.1 through 7.3.6 which entitles MARINERS to terminate this Agreement), or (iii) pursuant to Section 8.1.5 (breach of representations or warranties of MARINERS or MB) or Section 8.1.9 (Default) or Section 8.1.13 (disclosure in the Closing Schedules of a Material Adverse Event), where such breach of representation or warranty, Default or Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of MARINERS or MB, or any of their Subsidiaries, or any of their directors or executive officers (it being understood that any breach or Default or Material Adverse Event that occurred after the date of this Agreement and was outside of the control of MARINERS, MB their Subsidiaries, and the directors and executive officers thereof, such as, by way of example only, the filing of a lawsuit against MARINERS or MB, shall not come within clause (iii) of this Subsection 8.5.2), then, MARINERS shall pay to ELDORADO the sum of Seven Hundred Fifty Thousand Dollars ($750,000), in cash; provided, however, that if an Acquisition Event occurs within two hundred seventy (270) days following any termination by ELDORADO to which this Subsection 8.5.2 applies, MARINERS shall pay to ELDORADO an additional Seven Hundred Fifty Thousand Dollars ($750,000) in cash.

                 8.5.3 In the event of the termination of this Agreement by MARINERS pursuant to (i) Section 8.1.7 (no approval by ELDORADO shareholders), or (ii) 8.1.12 (no favorable ELDORADO board recommendation or the withdrawal or revocation, or, modification or amendment of such recommendation in a manner materially adverse to MARINERS that is not the result of either a revocation, withdrawal or amendment or modification of the ELDORADO Fairness Opinion, or a failure of any of the conditions precedent set forth in Section 7.1 or Section
7.2 which entitles ELDORADO to terminate this Agreement), or (iii) Section
8.1.4 (breach of representations and warranties of ELDORADO or EB) or Section
8.1.8 (Default), or Section 8.1.16 (disclosure in Closing Schedules of an ELDORADO Material Adverse Event), where such breach of representation or warranty or such Default or ELDORADO Material Adverse Event shall have been caused in whole or in material part by any action or inaction within the control of ELDORADO, EB or any of their Subsidiaries, or any of their directors or executive officers (it being understood that any action or inaction outside of the control of ELDORADO, EB, their Subsidiaries and their directors and executive officers, such as, by way of example only, the filing of a lawsuit against ELDORADO or EB, shall not come within this Section 8.5.3), then, ELDORADO shall pay to MARINERS the sum of Seven Hundred Fifty Thousand Dollars ($750,000), in cash.

                 8.5.4 The parties have determined that the occurrence of any of events or circumstances set forth in Subsections 8.5.1, 8.5.2 and 8.5.3 would cause a substantial damage and loss and lost business opportunities to the party terminating this Agreement as a result thereof and that the payments contemplated by Subsections 8.5.1, 8.5.2 and 8.5.3 above provide reasonable and fair compensation for such damage, loss and lost business opportunities and are not intended to be and do not constitute a penalty or forfeiture. Such payments will be made within 10 Business Days following a termination of the Agreement that gives rise to the payment of such liquidated damages pursuant to Subsections 8.5.1, 8.5.2 or 8.5.3, as applicable. Upon the making and receipt of payments due under this Section 8.5, neither party, nor any affiliates of any party, shall have any further obligation or liability of any kind under this Agreement to the other party, except pursuant to Section 5.1.4, 5.5, 5.7 and 9.5.

                 8.5.5 In the event of the termination of this Agreement by ELDORADO or MARINERS and for any reason other than as specified in Subsections 8.5.1, 8.5.2 or 8.5.3 above, none of the parties hereto, nor any affiliates of any such parties, shall have any further obligation or liability of any kind to the other party, except pursuant to Sections 5.1.4, 5.5, 5.7 and 9.5.


ARTICLE 9.         GENERAL PROVISIONS

         Section 9.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time or to a termination of this Agreement.

         Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic conformation and verbal confirmation for the person to whom such telecopy is addressed), on the date such notice is so delivered, mailed or sent, as the case may be, to the parties at the following addresses (or any such other address for a party as shall be specified by like notice):

                 If to MARINERS at:

                          Mariners Bancorp
                          115 Calle de Industrias
                          San Clemente, California 92672-3897
                          Fax No. (714) 248-1500
                          Attention:  Richard Korsgaard

                 with a copy to:

                          Robert F. Nichols, Jr., Esq.
                          22992 Mill Creek Road, Suite B
                          Laguna Hills, California  92653
                          Fax No. (714) 458-2820

                 If to ELDORADO or EB at:

                          Eldorado Bancorp
                          c/o Eldorado Bank Administration
                          19100 Von Karman Avenue, Suite 550
                          Irvine, California  92713
                          Fax No. (714) 798-1174
                          Attention:  J.B. Crowell

                 with a copy to:

                          Stradling, Yocca, Carlson & Rauth
                          660 Newport Center Drive, Suite 1600
                          Newport Beach, California  92660
                          Fax No. (714) 725-4100
                          Attention:  Ben A. Frydman, Esq.


         Section 9.3 Counterparts. This Agreement may be executed in one or more counter parts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

         Section 9.4 Entire Agreement/No Third Party Rights/Assignment. This Agreement (including the documents and instruments referred to herein):
(a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by a party, by operation of law or otherwise, without the consent of the other parties; and (d) subject to the foregoing, shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns.

         Section 9.5 Non-disclosure of Agreement. ELDORADO, MARINERS and EB agree, except as required by law or the rules of the AMEX, so long as this Agreement is in effect, not to issue any public notice, disclosure or press release with respect to the transactions contemplated by this Agreement without seeking the consent of the other party, which consent shall not be unreasonably withheld.

         Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of California, without regard to any applicable conflicts of law.

         Section 9.7 Headings/Table of Contents. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 9.8 Enforcement of Agreement. The parties hereto agree that irreparable damage will occur in the event that any of the provisions of this Agreement or the Subsidiary

Merger Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provision hereof in any court of the United States or any state having jurisdiction, this begin in addition to any remedy to which they are entitled at law or in equity.

         Section 9.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, MARINERS and MB and ELDORADO and EB have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.


MARINERS BANCORP                                   ELDORADO BANCORP
By:/s/  Richard Korsgaard                                   By:/s/  J.B. Crowell
   ----------------------------------------                    ------------------------------------------------
Name:    Richard Korsgaard                                  Name:   J.B. Crowell
Its:     President and Chief Executive             Its:     President and Chief Executive
         Officer                                            Officer



MARINERS BANK                                      ELDORADO BANK



By:/s/  Richard Korsgaard                                   By:/s/  J.B. Crowell
   ----------------------------------------                    ------------------------------------------------
Name:    Richard Korsgaard                                  Name:   J.B. Crowell
Its:     President and Chief Executive             Its:     Chairman and Chief Executive
         Officer                                            Officer

                        INDEX OF EXHIBITS AND SCHEDULES
                      PREVIOUSLY DELIVERED BY THE PARTIES

                                    EXHIBITS

Exhibit 2.1            Form of Subsidiary Merger Agreement
Exhibit 2.8            Form of Bank Merger Agreement
Exhibit 7.2.11         Form of Affiliate Agreements
Exhibit 7.2.15         Form of Director-Shareholder Agreements
Exhibit 7.2.16         Form of Non-Competition Agreement

                                   SCHEDULES

Schedule 1A            ELDORADO Officers
Schedule 1B            MARINERS and MB Officers
Schedule 2.6           Option Cancellation Terms
Schedule 2.10          Persons to be Appointed to Boards of Directors of Eldorado and EB
Schedule 3.2           Licenses and Permits
Schedule 3.3           Subsidiaries
Schedule 3.4           Required Consents and Conflicts
Schedule 3.8           Compliance with Laws
Schedule 3.9           Litigation
Schedule 3.10          MARINERS Agreements with Banking Authorities
Schedule 3.11          Insurance Policies
Schedule 3.12          Title Exceptions
Schedule 3.13          Real Property
Schedule 3.14          Tax Matters
Schedule 3.15          Performance of Obligations
Schedule 3.16          Loans and Investments
Schedule 3.17          MARINERS' Brokers and Finders
Schedule 3.18          Material Contracts
Schedule 3.20          Undisclosed Liabilities
Schedule 3.21          Employees; Employee Benefit Plans
Schedule 3.23          Intellectual Property Matters
Schedule 3.24          Potential Environmental Liabilities
Schedule 3.25          Stock Options
Schedule 3.26          Interest Rate Management Arrangements
Schedule 4.9           ELDORADO Agreements with Banking Authorities
Schedule 4.11          ELDORADO's Brokers and Finders
Schedule 4.15          Tax Matters
Schedule 4.17          Certain Environmental Matters
Schedule 5.9.3         Compensation Accrual Policy
Schedule 6.1.10        MB Loan Loss Provision Policy
Schedule 6.1.18        Amendments to CEO Employment Agreements
Schedule 6.2.11        Employee Pay Increases
Schedule 6.2.15        Employee Contract Amendments and Renewals
Schedule 7.1.6         Firm Rendering Tax Opinion
Schedule 7.1.8A        Form of Opinion of Mariners Counsel
Schedule 7.1.8         Form of Opinion of Eldorado Counsel
Schedule 7.2.16        Parties to Non-Competition Agreements

                                  EXHIBIT 2.1

                                MERGER AGREEMENT



         This MERGER AGREEMENT (the "Merger Agreement") is made and entered into as of this ____ day of _______ , 1995, by and between ELDORADO BANK, a California state chartered bank ("EB"), MARINERS BANCORP, a California corporation ("MARINERS") and ELDORADO BANCORP, a California corporation ("ELDORADO").


                               R E C I T A L S :


         A. EB is a banking corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate powers and authority to carry on its business as presently conducted and to enter into this Merger Agreement.

         B. MARINERS is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to carry on its business as presently conducted and to enter into this Merger Agreement.

         C. ELDORADO is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to carry on its business as presently conducted and to enter into this Merger Agreement. ELDORADO owns all of the outstanding shares of capital stock of EB.

         D. The respective boards of directors of EB and MARINERS deem it advisable and in the best interests of EB and MARINERS, and their respective shareholders, that MARINERS be merged with and into EB as authorized by the provisions of this Merger Agreement and the laws of the State of California and the United States (the "Merger"), and each such board of directors has duly approved this Merger Agreement. EB, as the corporation surviving the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

         E. The respective stockholders of MARINERS, ELDORADO and EB have duly approved, in accordance with the applicable laws of the State of California, the principal terms and provisions of (i) the Agreement and Plan of Reorganization and Merger dated May 22, 1995 (the "Reorganization Agreement"), by and among EB, ELDORADO, MARINERS and MARINERS BANK, a California state chartered bank, providing for certain representations, warranties, covenants and conditions in connection with the Merger and (ii) this Merger Agreement.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements herein set forth and for the purpose of prescribing the terms and conditions of the Merger, the parties hereto agree as follows:

         1.      MERGER

                 MARINERS shall be merged into EB (the wholly-owned banking subsidiary of ELDORADO), and the separate existence of MARINERS shall cease upon consummation of the Merger at the effective time thereof (as defined in Section 2 hereof).

         2.      EFFECTIVE TIME

                 The Merger shall become effective (the "Effective Time") at the time of the filing, in the office of the Secretary of State of the state of California, of an executed copy of this Merger Agreement and all requisite accompanying certificates.

         3.      NAME OF SURVIVING CORPORATION

                 At the Effective Time, the name of the Surviving Corporation in the Merger shall be Eldorado Bank.

         4.      ARTICLES OF INCORPORATION

                 The Articles of Incorporation of EB (wholly-owned banking subsidiary of ELDORADO), as in effect immediately prior to the Effective Time of the Merger, shall continue in effect as the Articles of Incorporation of EB following the Merger.

         5.      BYLAWS

                 The Bylaws of EB (wholly-owned banking subsidiary of ELDORADO), as in effect immediately prior to the Effective Time of the Merger, shall continue in effect as the Bylaws of EB after the Merger.

         6.      OFFICERS AND DIRECTORS

                 (a) The officers and employees of EB and MARINERS in employment immediately prior to the effectiveness of the Merger shall, at the Effective Time, be employees of EB, with appropriate changes in title as determined by EB.

                 (b) At the Effective Time, the directors of EB, prior to the Merger, shall continue in their respective positions as directors of EB and the two individuals named on Schedule 2.10 to the Reorganization Agreement shall become directors of EB to serve until the next annual meeting of shareholders of EB or until their successors are elected and qualify, whichever first occurs. Any vacancy existing on the board of directors of EB after the Effective Time of the Merger, shall be filled in the manner provided by the Bylaws of EB.

         7.      CONVERSION OF SHARES

                 (a) Each share of MARINERS Common Stock outstanding immediately prior to the Effective Time of the Merger, and all rights with respect thereto, shall, by virtue of the Merger and without any action on the part of the holder thereof or any other person, be cancelled and cease to exist as a share of Common Stock of MARINERS, and, except for dissenting shares, shall be exchanged for and converted into the right to receive one (1) fully paid and nonassessable share of Common Stock of ELDORADO, without par value and cash in the amount of $_________ (the "Per Share Merger Consideration").

                 (b) Each holder of a certificate representing shares of MARINERS Common Stock (a "MARINERS Certificate"), upon presentation of such MARINERS Certificate for surrender to ELDORADO, or its designated agent ("Exchange Agent"), shall be entitled to receive in exchange therefor, a certificate or certificates representing the number of shares of ELDORADO Common Stock issuable by ELDORADO and a check for the amount of cash payable in respect of the shares of the MARINERS Common Stock represented by the MARINERS Certificates surrendered by such holder, determined as provided in Paragraph 7(a) hereof. Until a MARINERS Certificate is so surrendered, each outstanding share of MARINERS Common Stock evidenced thereby (except dissenting shares) shall be deemed, for all corporate purposes, to evidence the right to receive the Per Share Merger Consideration into which such share of MARINERS Common Stock has been converted as provided in paragraph 7(a) above, except that the holder thereof shall not be entitled to exercise any rights of a shareholder of ELDORADO until such MARINERS Certificate shall be surrendered. No dividends declared with respect to such ELDORADO shares shall be paid to the holder of any unsurrendered MARINERS Certificate until such holder shall surrender such MARINERS Certificate as aforesaid, at which time the holder shall be paid the amount of dividends, if any, without interest, which theretofore became payable with respect to the shares of ELDORADO Common Stock into which the shares of MARINERS Common Stock evidenced by such MARINERS Certificate were converted at the Effective Time of the Merger. Shares of ELDORADO Common Stock shall be issued to the holders of shares of MARINERS Common Stock evidenced by lost or destroyed MARINERS Certificate only upon presentation to ELDORADO or the Exchange Agent of such evidence of ownership and agreement of indemnity as ELDORADO or the Exchange Agent may reasonably require.

                 (c) The stock transfer books of MARINERS pertaining to MARINERS Common Stock outstanding at the Effective Time of the Merger shall be closed at the Effective Time of the Merger and thereafter no transfer of any shares of MARINERS Common Stock shall be recorded thereon. In the event a transfer of ownership of shares of MARINERS Common Stock is not recorded on the stock transfer books of MARINERS, a certificate or certificates representing the number of whole shares of ELDORADO Common Stock into which such shares of MARINERS Common Stock shall have been converted at the Effective Time of the Merger may be issued to the transferee of such shares of MARINERS Common Stock if, on surrender thereof, such certificate is accompanied by all documents deemed necessary by ELDORADO or its Exchange Agent to evidence and effect such transfer of ownership of such shares of MARINERS Common Stock and by the payment of any applicable stock transfer tax with respect to such transfer.

                 (d) The shares of EB Common Stock outstanding immediately prior to the Effective Time of the Merger shall remain outstanding and shall not be affected by the consummation of the Merger.

         8.      TRANSFER OF ASSETS

                 (a) Under the provisions of this Merger Agreement, EB (wholly-owned banking subsidiary of ELDORADO), as the Surviving Corporation, shall continue in existence and shall succeed, without the necessity of any other transfer, to all the rights, privileges, powers and franchises of MARINERS and the properties of MARINERS, real, personal and mixed, and shall be subject to all of the debts and liabilities of MARINERS in the same manner as if EB had itself incurred them. All rights of creditors and all liens upon the property of MARINERS shall be preserved unimpaired, provided that such liens upon property of MARINERS shall be limited to the property affected thereby immediately prior to the time the Merger is effective.

                 (b) If at any time after the Effective Time of the Merger EB shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm, of record or otherwise, in EB the title to any property or rights of MARINERS acquired or to be acquired as a result of the Merger, the proper officers and directors of MARINERS immediately prior to the Effective Time of the Merger shall be, and they hereby are, severally and fully authorized to execute and deliver such deeds, assignments and assurances in law and to take such other actions as may be necessary or proper in the name of MARINERS to vest, perfect or confirm title to such property or rights in EB, the Surviving Corporation, and otherwise to carry out the purposes of this Merger Agreement.

         9.      TERMINATION

                 This Agreement shall automatically terminate and the Merger shall be abandoned prior to the Effective Time, if the Reorganization Agreement is terminated in accordance with its terms prior to the Effective Time.

         10.     OTHER PROVISIONS WITH RESPECT TO THE MERGER

                 (a) EB, ELDORADO and MARINERS, by mutual consent of their respective boards of directors, to the extent permitted by law, may amend, modify, supplement and interpret this Merger Agreement in such manner as may be mutually agreed upon by them in writing at any time and, in the case of an interpretation, the actions of such boards of directors shall be binding; provided, however, that no amendment, modification or supplement shall affect the rights of the shareholders of MARINERS, ELDORADO or EB in any manner which is materially adverse to such shareholders in the judgment of such respective boards of directors.

                 (b) The captions of this Merger Agreement are for convenience of reference only and shall not restrict or modify the meaning of any terms or provisions hereof.

                 (c) Whenever the context of this Merger Agreement requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

                 (d) Unless otherwise provided in the Reorganization Agreement or this Merger Agreement, the terms and provisions of this Merger Agreement shall govern in the event of any conflict between the terms and provisions of the Reorganization Agreement and this Merger Agreement.

                 (e) This Merger Agreement may be executed in counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute one and the same instrument.

                 IN WITNESS WHEREOF, MARINERS, EB and ELDORADO, pursuant to approval and authority duly given by resolutions adopted by their respective boards of directors, have each caused this Merger Agreement to be signed by their respective officers duly authorized, all as of the date first written above.


ELDORADO BANCORP, a California                           MARINERS BANCORP, a California
corporation                                              corporation
By:                                                      By:
   ----------------------------------------                 ---------------------------------------------
Name: J.B. Crowell                                       Name: Richard Korsgaard
Its:  President and Chief Executive Officer              Its:  President and Chief Executive Officer



By:                                                      By:
   ----------------------------------------                  --------------------------------------------
Name: Elaine Crouch                                      Name: Eric R. Smith
Its:  Secretary                                          Its:  Secretary



                                                         ELDORADO BANK, a California State chartered bank


                                                         By:
                                                                  ---------------------------------------
                                                         Name:    J.B. Crowell
                                                         Its:     Chairman and Chief Executive Officer


                                                         By:
                                                                  ---------------------------------------
                                                         Name:    Elaine Crouch
                                                         Its:     Secretary

                             OFFICERS' CERTIFICATE



         J. B. CROWELL and ELAINE CROUCH certify that:

         1. They are the Chairman and Chief Executive Officer and the Secretary, respectively, of Eldorado Bank, a corporation organized under the laws of the State of California (the "Corporation").

         2. The Merger Agreement in the form attached was duly approved by the Board of Directors of the Corporation.

         3. The principal terms of the Merger Agreement in the form attached was duly approved by the holder of all of the outstanding shares of common stock of the Corporation (the only class of stock outstanding). The percentage vote required was more than 50%.

         4. The total number of shares of common stock of the Corporation entitled to vote on the Merger Agreement was ___ .

         5. The principal terms of the Merger Agreement in the form attached was duly approved by the vote of the holders of not less than a majority of the outstanding shares of the common stock of Eldorado Bancorp, a California corporation that is the parent corporation of the Corporation and is issuing shares of its common stock in the Merger. The shares of common of Eldorado Bancorp is the only class of its shares that is outstanding and the percentage vote required was more than 50%.

         6. The total number of shares of common stock of Eldorado Bancorp outstanding is _____________ .


                                          ____________________________________
                                          J. B. Crowell, President



                                          ____________________________________
                                          Elaine Crouch, Secretary

                      Verification by Written Declaration



         J. B. CROWELL declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

Dated ________ __ , 199_

                                          ____________________________________
                                          J. B. Crowell




                      Verification by Written Declaration



         ELAINE CROUCH declares under penalty of perjury under the laws of the State of California that she has read the foregoing certificate and knows the contents thereof and that the same is true of her own knowledge.

Dated _______ _, 199_

                                          ____________________________________
                                          Elaine Crouch

                             OFFICERS' CERTIFICATE




         RICHARD KORSGAARD and ERIC R. SMITH certify that:


         1. They are the President and the Secretary, respectively, of Mariners Bancorp, a corporation organized under the laws of the State of California (the "Corporation").

         2. The Corporation has only one class of shares outstanding and the total number of such shares that are outstanding is 630,276.

         3. The principal terms of the Merger Agreement in the form attached were approved by the vote of the holders of not less than the number of shares of such class outstanding that equaled or exceeded the vote required.

         4. The percentage vote required of such class of shares is more than 50%.


                                          ____________________________________
                                          Richard Korsgaard, President



                                          ____________________________________
                                          Eric R. Smith, Secretary

                      Verification by Written Declaration


         RICHARD KORSGAARD declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.

Dated:  _______ __ , 199_


                                          ____________________________________
                                          Richard Korsgaard



                      Verification by Written Declaration


         ERIC R. SMITH declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of her own knowledge.

Dated: _______ __, 199_


                                          ____________________________________
                                          Eric R. Smith

                                  EXHIBIT 2.8

                             BANK MERGER AGREEMENT


         THIS BANK MERGER AGREEMENT (the "Bank Merger Agreement") is entered into as of this _____ day of June, 1995, between ELDORADO BANK, a California State chartered bank (herein "EB"), and MARINERS BANK, a California State chartered bank ("MB").

         EB and MB agree as follows:

         1. EB is a California State chartered bank and has ______________ (__) shares of its Common Stock outstanding.

         2. MB is a California State chartered bank and has _______________ (_______) shares of its Common Stock outstanding.

         3. MB shall be merged into EB and the separate existence of MB shall cease (the "Bank Merger") at time that there is filed with the California Superintendent of Banks, in accordance with Section 2072 of the California Financial Code, a duly executed and delivered counterpart of this Bank Merger Agreement that was (i) approved by the California Superintendent of Banks and
(ii) filed with and certified by the California Secretary of State in accordance with Section 1103 of the California Corporations Code (the "Effective Time of the Bank Merger").

         4. At the Effective Time of the Bank Merger, the outstanding shares of MB will be cancelled and no shares of EB or other securities or consideration shall be issued in exchange therefor.

         5. At the Effective Time of the Bank Merger, the outstanding shares of EB shall remain outstanding and shall not be affected by the Bank Merger.

         6. The Articles of Incorporation of EB are not amended by the Bank Merger.

         7. At the Effective Time of the Bank Merger, the separate existence of MB ceases and EB shall be the surviving corporation in the Bank Merger and, as such, shall continue in existence and shall succeed, without the necessity of any other transfer, to all of the rights, privileges, powers and franchises of, and all of the properties of MB, real, personal and mixed and shall be subject to all the debts and liabilities of MB in the same manner as if EB had itself incurred them. All rights of creditors and all liens upon the property of each corporation shall be preserved unimpaired, provided that such liens upon property of MB shall be limited to the property affected thereby immediately prior to the time the Bank Merger is effective.

         8. After the Bank Merger becomes effective, MB, through the persons who were its officers immediately prior to the Bank Merger, shall execute, or cause to be executed, such further assignments, assurances, or other documents as EB deems to be necessary or desirable to confirm title to properties, assets and rights in EB and to carry out the purposes of this Agreement.

         IN WITNESS WHEREOF, MB and EB, pursuant to approval and authority duly given by resolutions adopted by their respective boards of directors, have each caused this Bank Merger Agreement to be signed by their respective officers duly authorized, all as of the date first written above.

                                          ELDORADO BANK, a
                                          California State chartered bank


                                          By: ________________________________
                                          Name: J. B. Crowell
                                          Its:  Chairman and Chief Executive
                                                Officer


                                          By: ________________________________
                                          Name: Elaine Crouch
                                          Its:  Secretary


                                          MARINERS BANK, a California State
                                          chartered bank


                                          By: ________________________________
                                          Name: Richard Korsgaard
                                          Its:  President


                                          By: ________________________________
                                          Name: Jamie Davis
                                          Its:  Assistant Secretary

                             OFFICERS' CERTIFICATE


         J. B. CROWELL and ELAINE CROUCH certify that:



         1. They are the Chairman and Chief Executive Officer and the Secretary, respectively, of Eldorado Bank, a corporation organized under the laws of the State of California.


         2. The Merger Agreement in the form attached was approved on behalf of the corporation by its Board of Directors. The merger was entitled to be approved by the Board of Directors alone under the provisions of Section 1201 of the California Corporations Code.



                                          ____________________________________
                                          J. B. Crowell, Chairman and Chief
                                          Executive Officer



                                          ____________________________________
                                          Elaine Crouch, Secretary

                      Verification by Written Declaration


         J. B. CROWELL declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.


Dated: _________ __ , 199_


                                          ____________________________________
                                          J. B. Crowell




                      Verification by Written Declaration


         ELAINE CROUCH declares under penalty of perjury under the laws of the State of California that she has read the foregoing certificate and knows the contents thereof and that the same is true of her own knowledge.


Dated: __________ __, 199_


                                          ____________________________________
                                          Elaine Crouch

                             OFFICERS' CERTIFICATE


         RICHARD KORSGAARD and JAMIE DAVIS certify that:



         1. They are the President and the Assistant Secretary, respectively, of Mariners Bank, a corporation organized under the laws of the State of California.


         2. The corporation has only one class of shares outstanding and the total number of outstanding shares is __________ .


         3. The principal terms of the Merger Agreement in the form attached were approved by the corporation by the vote of a number of shares of such class which equaled or exceeded the vote required.


         4.      The percentage vote required of such class is 100%.



                                          ____________________________________
                                          Richard Korsgaard, President



                                          ____________________________________
                                          Jamie Davis, Assistant Secretary

                      Verification by Written Declaration


         RICHARD KORSGAARD declares under penalty of perjury under the laws of the State of California that he has read the foregoing certificate and knows the contents thereof and that the same is true of his own knowledge.


Dated:  _________ __, 199_


                                          ____________________________________
                                          Richard Korsgaard




                      Verification by Written Declaration


         JAMIE DAVIS declares under penalty of perjury under the laws of the State of California that she has read the foregoing certificate and knows the contents thereof and that the same is true of her own knowledge.


Dated: _________ __, 199_


                                          ____________________________________
                                          Jamie Davis

                                 EXHIBIT 7.2.11

                              AFFILIATE AGREEMENT



                                 May ___, 1995


Eldorado Bancorp
c/o Eldorado Bank Administration
19100 Von Karman Avenue, Suite 550
Irvine, California  92713


Gentlemen:

         Reference is hereby made to that certain Agreement and Plan of Reorganization and Merger, dated as of May __, 1995 (the "Merger Agreement"), by and among Eldorado Bancorp ("Eldorado"), Eldorado Bank ("EB") and Mariners Bancorp ("Mariners") and Mariners Bank ("MB"). The Merger Agreement provides for the merger of Mariners with and into EB, upon consummation of which, among other things, the outstanding shares of the common stock of Mariners ("Mariners Common Stock") will be converted into the right to receive Merger Consideration consisting of a combination of shares of common stock, no par value, of Eldorado ("Eldorado Common Stock") and cash that shall be payable to the shareholders of Mariners, all as more fully provided in the Merger Agreement.

         The undersigned, who is a shareholder and a director or executive officer of Mariners (the "Shareholder"), has been informed that the Merger constitutes a transaction covered by Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"); that the undersigned may be deemed to be an "affiliate" of Mariners within the meaning of Rule 145; and that, accordingly, the shares of Eldorado Common Stock which the undersigned may acquire in connection with the Merger will be subject to certain restrictions on transferability under Rule 145 under the Securities Act ("Rule 145") and as hereinafter provided.

         Each of the capitalized terms used and not defined herein shall have the meaning given to such term in the Merger Agreement.

         1.      The undersigned represents warrants and agrees as follows:

                 (a) The undersigned has full power to execute this Affiliate Agreement and to make the representations, warranties and agreements herein, and to perform his, her or its obligations hereunder.

                 (b) Except as otherwise set forth on Schedule 1 hereto, the undersigned is currently the record and beneficial owner of the number of shares of Mariners Common Stock set forth in Schedule 1 hereto (the "Mariners Shares"). For purposes hereof, "beneficial ownership" shall have the same meaning as is given to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

                 (c) The undersigned currently owns no shares of Eldorado Common Stock and has not owned any shares of Eldorado Common Stock since January 1, 1995, except as otherwise disclosed on Schedule 1 of this Agreement.

                 (d) The undersigned will not sell, transfer or dispose of any shares of Eldorado Common Stock which the undersigned may acquire in connection with the Merger or any securities which may be paid as a dividend or otherwise distributed thereon or with respect thereto or issued or delivered in exchange or substitution therefor (all such shares and other securities are sometimes collectively referred to herein as "Restricted Securities"), or any option, right or other interest with respect to any Restricted Securities, unless such sale, transfer or disposition is effected (i) pursuant to an exemption from the registration requirements of the Securities Act as provided in Section 3 hereof, or (ii) pursuant to an effective registration statement under, and in compliance with, the Securities Act; provided, however, that the undersigned may make bona-fide gifts without consideration so long as the recipients thereof agree not to sell, transfer or otherwise dispose of the Eldorado Common Stock except as provided herein.

                 (e) The undersigned has no present plan or intent to engage in a sale, exchange, transfer, redemption or reduction in any way of the undersigned's risk of ownership by short sale or otherwise, or other disposition, directly or indirectly (such actions being collectively referred to as a "Sale") of the Mariners Shares or any of the shares of Eldorado Common Stock to be received by the undersigned pursuant to the Merger.

                 (f) The undersigned has not engaged in any Sale of any shares of Mariners Common Stock at any time since March 31, 1995 unless otherwise set forth in Schedule 1.

                 (g) The undersigned is not aware of or participating in any plan or intention on the part of the Mariners shareholders (a "Plan") to engage in a Sale of Eldorado Common Stock to be received by such Mariners shareholders pursuant to the Merger that will reduce such Mariners shareholders' ownership of Eldorado Common Stock to a number of shares having, in the aggregate, a value at the Effective Time of less than 50% of the total fair market value of the Mariners Shares/or Common Stock outstanding immediately prior to the Merger. For purposes of this representation, shares of the Mariners Stock disposed of in a Sale (including through the exercise of dissenters' rights) will be considered to be outstanding stock of Mariners immediately prior to the Merger that was exchanged for Eldorado Common Stock in the Merger, and then disposed of pursuant to a Plan.

                 (h) The undersigned has no present plan or intent (i) to engage in a Sale of the Mariners Shares (other than in exchange for Eldorado Common Stock pursuant to the Merger), or (ii) to exercise dissenters' rights in connection with the Merger.

                 (i) The representations contained herein shall be true and correct at all times from the date hereof through the Effective Time.

                 (j) The undersigned has consulted such legal and financial counsel as the undersigned deems appropriate in connection with the execution and delivery of this Agreement.

         2. Eldorado agrees to use its reasonable efforts to file all reports and data with the Securities and Exchange Commission ("SEC") necessary to permit the undersigned to sell Restricted Securities pursuant to and otherwise in conformity with Rule 145(d) under the Securities Act.

         3. Eldorado acknowledges that the provisions of Section 1(d) of this Affiliate Agreement will be satisfied as to any sale by the undersigned of Restricted Securities pursuant to Rule 145(d) under the Securities Act, as evidenced by a broker's letter and a certificate of the undersigned stating that the requirements of Rule 145 have been met; provided, however, that if counsel for Eldorado reasonably believes that the provisions of Rule 145 have not been complied with, or if requested by Eldorado in connection with a proposed disposition, the undersigned shall furnish to Eldorado a copy of a "no action" letter or other communication from the staff of the SEC or an opinion of counsel in form and substance reasonably satisfactory to Eldorado and its counsel, to the effect that the applicable provisions of Paragraphs (c), (e),
(f) and (g) of Rule 144 under the Securities Act have been complied with or that the disposition may be otherwise effected in the manner requested in compliance with the Securities Act.

         4. The undersigned also understands that stop transfer instructions will be given to Eldorado's transfer agent with respect to the Restricted Securities and that there will be placed on the certificates evidencing the Restricted Securities, or any substitutions therefor, a legend stating in substance:

                 "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH RULE 145(D) UNDER THE SECURITIES ACT OF 1933 AND THE TERMS OF AN AGREEMENT BETWEEN THE HOLDER HEREOF AND THE ISSUER, A COPY OF WHICH AGREEMENT CAN BE OBTAINED FROM THE ISSUER."

Eldorado agrees that such stop transfer instructions and legend will be promptly removed if the provisions of Section 3 are complied with.

         5. This Affiliate's Agreement shall be binding upon and unenforceable against administrators, executors, representatives, heirs, legatees and devisees of the undersigned and any pledgee holding the Restricted Securities of the undersigned as collateral.

         6. This Agreement shall terminate on the earlier of (i) the termination of the Merger Agreement in accordance with its terms if such termination occurs prior to and without consummation of the Merger, or (ii) the expiration, in accordance with the terms of Rule 145 under the Securities Act, of the restrictions imposed by Paragraph (d) of Rule 145 on the Shareholder's Restricted Securities.


         IN WITNESS WHEREOF, the undersigned has executed the foregoing Affiliate's Agreement as of the date first above written.


                                          Very truly yours


                                          By: ________________________________


AGREED TO AND ACCEPTED:

ELDORADO BANCORP



By: __________________________________
    Name:
    Title:

                                   SCHEDULE 1





Name of Shareholder:    ______________________________________________________


Number of Mariners' Shares

        Owned of Record by the Shareholder:                  _________________

        As to which Shareholder has the right to vote:       _________________

        Which Shareholder has  power to sell or transfer:    _________________


Other Persons, if any, who share the power to vote or to sell or transfer of the Shareholder's Shares:

                                    __________________________________________

                                    __________________________________________

                                    __________________________________________

                                    __________________________________________



Number of Mariners Shares sold or transferred
         by Shareholder since March 31, 1995:                _________________



Number of shares of Eldorado Common Stock owned
         by Shareholder:                                     _________________

                                 EXHIBIT 7.2.15

                             SHAREHOLDER AGREEMENT


         This SHAREHOLDER AGREEMENT ("Agreement") is made as of May __, 1995, by and between ELDORADO BANCORP, a California corporation ("Eldorado") and the other persons executing the last page of this Agreement, who are shareholders of Mariners Bancorp (the "Shareholders"). All terms not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as that term is defined below).

         A. Eldorado and Mariners, a California corporation ("Mariners"), are planning to enter into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), to be dated as of the date hereof. The Merger Agreement provides for a statutory merger (the "Merger") pursuant to which Mariners will be merged with and into Eldorado Bank, which is a wholly-owned subsidiary of Eldorado, the separate existence of Mariners will terminate and the shareholders of Mariners will receive, in exchange for their shares of Mariners Common Stock, a combination of shares of common stock of Eldorado and cash, all as more fully set forth in the Merger Agreement.

         B. In order to induce Eldorado and Eldorado Bank ("EB") to enter into the Merger Agreement, and as consideration therefor, the Shareholders, solely in their capacity as shareholders, desires to take certain actions and to refrain from taking other actions in connection with the Merger.

         NOW, THEREFORE, in consideration of these premises and of the representations, warranties, covenants, and agreements contained in this Agreement and in the Merger Agreement, the parties agree as follows:

         1.      Agreements of the Shareholders.

                 1.1 Agreement to Vote. At any meeting of shareholders of Mariners to be held to vote on approval of, or in connection with any solicitation of Mariners shareholders for written consents to, the Merger or any of the transactions contemplated thereby, the Shareholders agree, jointly and severally, that they will vote or cause to be voted (or, in the case of a solicitation of written consents, to give their written consents with respect to) all shares of common stock of Mariners ("Mariners Stock") that the Shareholders own, either individually or jointly, or hereafter acquire, or over which either or both of the Shareholders exercise or hereafter acquire the right to exercise voting power (the "Shareholders' Mariners Stock"), in favor of and to approve the Merger, on the terms provided in the Merger Agreement, the consummation of the transactions contemplated thereby and any other matters provided in the Merger Agreement that require the approval of the shareholders of Mariners.

                 1.2 Restrictions on Dispositions. The Shareholders agree that until the earliest of (i) the adjournment of the meeting of shareholders called to vote on approval of the Merger, (ii) the termination of the Merger Agreement in accordance with the terms thereof and prior to and without the consummation of the Merger, or
         (iii) March 31, 1996, the Shareholders shall not sell, assign or otherwise dispose of any shares of the Shareholders' Mariners Stock (except pursuant to the Merger or as provided below) or relinquish, assign or otherwise transfer any of their rights to vote, or grant consents with respect to, such shares of Shareholder's Mariners Stock, or enter into any agreement to do any of the foregoing other than with Eldorado or an affiliate of Eldorado or with the prior written consent of Eldorado, unless (i) notwithstanding the sale of other transfer or disposition of any such shares, the Shareholders shall have retained full voting power with respect to such shares, including the sole right to vote and grant consents with respect to such shares in accordance with Subsection 1.1 hereof, or (ii) the person to whom such shares shall have been sold, assigned or otherwise transferred or disposed of shall have agreed, in writing, to be bound by the provisions of this Agreement, or (iii) the transfer is involuntary, such as a transfer on death or by one of the Shareholders to the other Shareholder; and except that the Shareholders may grant a written proxy to vote any or all of such shares to a proxyholder under irrevocable instructions requiring such proxyholder to vote all of such shares at any meeting held or pursuant to any written consent solicited to vote on approval of the Merger and the transactions contemplated thereby in accordance with the requirements of Subsection
         1.1 hereof.

                 1.3 Cooperation. At all times during which the Shareholders' agreements contained in Subsections 1.1 or 1.2 above are in effect, the Shareholders agree not to directly or indirectly solicit or initiate any inquiries, proposals or offers from any person or entity (other than from Eldorado or any affiliate of Eldorado) relating to, any proposal or transaction for disposition of the business or assets of Mariners or any of its Subsidiaries, the acquisition or sale of securities of Mariners or any Subsidiary of Mariners, or any other transaction or proposal that comes within the definition of "Acquisition Transaction" or the definition of "Acquisition Proposal" as such terms are defined in the Merger Agreement. The Shareholders shall recommend to other shareholders of Mariners that they vote in favor of and to approve the Merger, on the terms provided in the Merger Agreement, the consummation of the transactions contemplated thereby and any other matters provided in the Merger Agreement that require the approval of the shareholders of Mariners, and the Shareholders shall not revoke such recommendation.

         2.      Representations and Warranties of the Shareholders.

         Each of the Shareholders represents and warrants to Eldorado as follows:

                 2.1 Capacity. Such Shareholder has the requisite capacity and authority to enter into and perform such Shareholder's obligations under this Agreement.

                 2.2 Binding Agreement. This Agreement constitutes the valid and legally binding obligation of such Shareholder which is enforceable against such Shareholder in accordance with its terms and shall be binding on his or her heirs, representatives, executors and successors and assigns and shall inure to Eldorado and its successors and assigns.

                 2.3 Noncontravention. The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of the Shareholder's obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement will not in any material respect violate or conflict with, nor shall such execution and delivery or performance constitute a material default under, any agreement, instrument, contract or other obligation, or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder or any of his or her shares of Mariners Stock is bound or subject, or any statute, rule or regulation to which such Shareholder or any of the Shareholder's property, including his or her shares of Mariners Stock, is subject. Attached hereto are copies of any voting trust or other agreements governing the transferability or other disposition, or the voting, of any of the shares of the Shareholders' Mariners Stock.

                 2.4 Ownership of and Voting Power of Shares. Schedule A to this Agreement correctly set forth (i) the number of shares of Mariners Stock owned by the Shareholders with respect to which the Shareholders, either individually or jointly, have sole voting and dispositive power, (ii) the number of shares of Mariners Stock, if any, owned by others over which either of the Shareholders holds the full power to vote. Schedule A also sets the number of shares of Mariners Stock, if any, that is owned by either or both of the Shareholders but as to which voting power is held by or shared with any third person or entity and the identity of such person and shares of Mariners Stock held by either Shareholder in a representative or fiduciary capacity (that is, for example, as a trustee, executor, or corporate officer or agent or as a partner of a partnership that is the beneficial owner of the shares).

         3.      Enforcement.

                 3.1 Damages Inadequate; Specific Performance. In the event of a threatened or actual breach of this Agreement by either of the Shareholders, it is agreed that damages would not be an adequate remedy to compensate Eldorado. Accordingly, each party agrees that each Shareholder's obligations will be enforceable by court order requiring specific performance without proof of damages or posting of any bond. In the event of a threatened or actual breach of this Agreement by the Shareholder, Eldorado will be entitled to a temporary restraining order and to temporary and permanent injunctive relief to prevent or terminate such threatened or actual breach, provided that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by Eldorado in any such event.

                 3.2 Notice to Third Parties. Within __ days of the date hereof, the Shareholders shall cause to be delivered to Mariners all stock certificates evidencing the Shareholders' shares of Mariners Stock and Mariners shall cause the following legend to be endorsed thereon:

                 "THE SHARES EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDER AGREEMENT DATED MAY __ , 1995, BETWEEN THE HOLDER(S) HEREOF AND ELDORADO BANCORP WHICH RESTRICTS IN CERTAIN RESPECTS THE VOTING OF SUCH SHARES AND SALES, TRANSFERS OR OTHER DISPOSITIONS OF SUCH SHARES IN THE ABSENCE OF AN AGREEMENT, IN WRITING, BY THE TRANSFEREE TO COMPLY WITH SUCH SHAREHOLDER AGREEMENT."

         In addition, after notice to the Shareholders, Eldorado will have the right to inform any person or entity that Eldorado reasonably believes to be, or to be contemplating, participating with either Shareholder (or receiving assistance from either Shareholder) in violation of this Agreement, that any participation with either Shareholder in activities in violation of this Agreement may give rise to claims by Eldorado against such entity or person.

         4.      Miscellaneous.

                 4.1 Expenses. Each party will pay that party's costs and expenses, including attorneys and accounting fees, in connection with this Agreement and the transactions contemplated by this Agreement.

                 4.2 Notices. All notices and other communications hereunder shall be in writing and, if delivered personally, mailed by registered or certified mail (return receipt requested), sent by confirmed overnight courier or telecopied (with electronic confirmation and verbal confirmation of the person to whom such telecopy is addressed), shall be deemed to have been given on the date actually delivered or three days following the date mailed, as the case may be, to the parties at the following addresses:

         If to Eldorado:

                 Eldorado Bancorp
                 c/o Eldorado Bank Administration
                 19100 Von Karman Avenue, Suite 550
                 Irvine, California  92713
                 Attention: Chief Executive Officer

         If to the Shareholders:

                 To their address as maintained on the books and records of Mariners;

         or to such other address as a party may have furnished to the other in writing in accordance with this paragraph, except that notices of change of address shall only be effective upon receipt.

                 4.3 Assignment; Third Party Beneficiaries. This Agreement is not assignable by any party hereto, except with the prior consent of the other parties. Each party intends that this Agreement shall not benefit, or create any right or cause of action in or on behalf of, any person other than the parties, except for EB, which is an intended third party beneficiary of the agreements and representations and warranties of the Shareholders contained in this Agreement. As used in this Agreement, the term party or parties shall refer only to Eldorado and the Shareholders.

                 4.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one instrument. An executed counterpart received by telecopy shall have the same effect as an originally-executed counterpart.

                 4.5 Governing Law. This Agreement will be governed by California law, without regard to any applicable principles of conflicts of law.

                 4.6 Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

                 4.7 Waiver and Modification. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such term, provision or condition. This Agreement may be modified or amended only by an instrument signed by the parties.

                 4.8 Attorney Fees. If any party brings an action or suit, at law or in equity, against any other party by reason of such party's breach of any covenant, representation, warranty or other provision of this Agreement, the prevailing party in whose favor final judgment is entered shall be entitled to recover from the losing party all reasonable costs and expenses incurred by the prevailing party in connection with such suit or action, including legal fees and court costs (whether or not taxable as such).

                 4.9 Entire Agreement. This Agreement embodies the entire understanding of the parties with respect to its subject matter, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referred to in this Agreement.

                 4.10 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid under applicable law. However, if any provision shall be invalid or unenforceable, it shall be construed and limited to effectuate its purpose to the maximum legally permissible extent. If it cannot be so construed so as to be valid under such law, such provision shall be ineffective to the extent of such invalidity or prohibition without invalidating the remainder of such provision or the remaining provisions of this Agreement, and this Agreement shall be construed to the maximum extent possible to carry out its terms without such invalid or unenforceable provision or portion.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

         SHAREHOLDERS:                    ELDORADO BANCORP


         ______________________           By:_________________________________
                                               Its:___________________________


         ______________________

                                          MARINERS BANCORP*


                                          By:_________________________________
                                          Its:________________________________
                                              * Mariners is executing this
                                              Agreement only with respect to
                                              Section 3.2 of this Agreement.

                                  SCHEDULE A


Names of Shareholders:  ___________________

                        ___________________

Number of Shares of Mariners Stock:

         (1)     which are owned by Shareholders
                 and as to which they have the sole
                 right to exercise voting power:             _________________



         (2)     which are NOT owned by either Shareholder,
                 but as to which either of them has the
                 sole right to exercise voting power:        _________________



         (3)     which are owned by Shareholders, but as
                 to which another Person has the right to
                 exercise voting power                       _________________


         (4)     as to which the voting power
                 is shared with another Person               _________________


Identities of Persons who hold or share voting power with respect to any shares of Mariners Stock that are owned by Shareholder:

                Name                             Number of Shares
         -----------------                -----------------------------





List of Agreements to which any of the Shareholder's shares of Mariners Stock are subject or bound, true and correct copies of which are attached:

                                 EXHIBIT 7.2.16

                           NON-COMPETITION AGREEMENT


         This NON-COMPETITION AGREEMENT (the "Agreement") is made as of ________, 1995, by and among __________________ (the "Shareholder"), ELDORADO
BANCORP, a California corporation ("Eldorado"), and ELDORADO BANK, a California corporation ("EB"), which is a wholly-owned subsidiary of Eldorado, with reference to the following:

         A. Concurrently herewith, Eldorado and EB and Mariners Bancorp ("Mariners"), and its wholly-owned subsidiary, Mariners Bank ("MB"), both of which are California corporations, are entering into an Agreement and Plan of Reorganization and Merger (the "Merger Agreement"), pursuant to which (i) Mariners and Mariners Bank will both be merged with and into EB, (ii) EB shall be the surviving corporation and (iii) the outstanding shares of Common Stock of Mariners will be converted into a combination of shares of Common Stock of Eldorado and cash (the "Mergers"), all as more fully set forth in the Merger Agreement.

         B. Each of MB and EB conducts a commercial banking business from a number of banking offices in Southern California. Mariners and Eldorado are bank holding companies that own all of the outstanding shares of capital stock of and manage MB and EB, respectively.

         C. The Shareholder is the record and beneficial owner of ____% of the outstanding capital stock of Mariners (the "Shares") and is a Director and/or Executive Officer of Mariners. The Shareholder, who has been involved directly in the management of Mariners and MB, will be selling and transferring all of his Shares in the Merger in exchange for shares of Common Stock of Eldorado and cash, as provided in the Merger Agreement.

         D. Shareholder understands that Eldorado and EB will not enter into the Merger Agreement unless Shareholder enters into this Agreement which is intended to protect the goodwill of the businesses of Mariners and MB to be acquired by Eldorado and EB in the Merger. Shareholder desires to enter into this Agreement in order to induce Eldorado and EB to enter into this Agreement, and as consideration therefor, and the Shareholder understands and acknowledges that this Agreement is a material inducement to Eldorado and EB upon which they are relying in entering into the Merger Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants, warranties and representations contained herein, the parties hereby agree as follows:

         1. For a period of two (2) years from the Effective Time (as defined in the Merger Agreement), the Shareholder shall not, anywhere within or from or into the counties of Orange, Riverside or San Bernardino, California (the "Territory"), other than for or for the benefit of

Eldorado or EB, directly, or indirectly through one or more other persons or entities, engage in, or have any financial or other interests (whether as a principal, partner, shareholder, director, officer, agent, employee, consultant or otherwise) in, or provide assistance to any person, firm, corporation or business that engages in the commercial banking or savings and loan business, or which accepts deposits or makes commercial or real estate loans to the public anywhere in the Territory, or in any activity, which is the same as, similar to, or competitive with, any activity that was engaged in by the Mariners or MB during the 12 months immediately preceding the date hereof. Nothing contained in this Agreement shall prevent the Shareholder from owning shares of Common Stock or other securities of Eldorado or holding, for investment purposes only, no more than one percent (1%) of any class of equity securities of a company engaged in a business similar to the businesses that have been engaged in by Mariners or MB during the past twelve months if such class of equity securities is traded on a national securities exchange or on the NASDAQ National Market System.

         2. For a period of Two (2) years from the date hereof, neither the Shareholder nor any of the Shareholders's affiliates, shall use for [his or her] or their benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, other than Eldorado or EB, any confidential information regarding the business methods, business policies, procedures, techniques, trade secrets, software, products, customer or client lists or other knowledge or processes used or developed, prior to the Effective Time, by Mariners or MB or other proprietary or confidential information concerning or used in the respective businesses of Mariners or MB of which the Shareholder became aware prior to the Effective Time and in his capacity as a director or officer of Mariners or MB. The foregoing restrictions shall not apply to (i) information which is or becomes, other than as a result of a breach of this Agreement, generally available to the public or (ii) the disclosure of information required pursuant to a subpoena or other legal process; provided, that the party required to disclose such information shall notify Eldorado, in writing, of the receipt of any such subpoena or other legal process requiring such disclosure immediately after receipt thereof and Eldorado shall have a reasonable opportunity to quash such subpoena or other legal process prior to any disclosure by the Shareholder. In addition, without limiting the foregoing, the Shareholder agrees that [he or she] shall not use or employ in any manner, whether directly or indirectly, and [he or she] shall not license or grant to any person the right, or permit any person to use, the name "Mariners" or any variants thereof.

         3. The Shareholder acknowledges that the restrictions contained in the foregoing Paragraphs 1 and 2, in view of the nature of, and the Shareholder's ownership and involvement in, the businesses of Mariners and MB, are reasonable and necessary in order to protect the legitimate interests of Eldorado and EB, which are the intended beneficiaries of the agreements of the Shareholder contained herein, and that any violation thereof would result in irreparable injuries to the Eldorado and EB for which no fully adequate remedy is available at law. Therefore, the Shareholder acknowledges and agrees that, in the event of a violation by the Shareholder of any of the restrictions contained in Paragraphs 1 or 2 above, Eldorado and EB shall be entitled, individually or jointly, to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief, in addition to any other rights or remedies to which they or any of them may be entitled, without proof of damage and without any requirement that they, or either of them, post any bond in connection therewith.

         4. The Shareholder agrees that if, in any judicial proceeding, the geographic coverage of the covenant contained in Paragraph 1 hereof or either of the respective periods of time specified in Paragraphs 1 and 2 hereof should be adjudged unreasonable, then such geographic coverage or such period or periods of time, as the case may be, shall be reduced to the extent necessary to enable the court to enforce the restrictions in Paragraphs 1 and 2 to the fullest extent permitted under applicable law.

         5. The rights of the parties hereto shall inure to, and the obligations of the parties hereto shall be binding on, their respective successors and assigns.

         6. This Agreement shall be governed by and construed in accordance with the laws of the State of California. This Agreement may be executed by facsimile and in counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same instrument.

         7. This Agreement is being entered into by the Shareholder as an inducement for Eldorado and EB to enter into the Merger Agreement and as consideration therefor and Shareholder acknowledges that the execution and delivery of this Agreement by Shareholder is a material inducement on which Eldorado and EB are relying in entering into the Merger Agreement.

         8. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified, except by means of a written instrument duly executed by the parties to be charged therewith. No waiver of any provision, performance or default hereunder in any instance shall be construed as a continuing waiver of such provision, performance or default or a waiver of any other provision, performance or default or a waiver of any future performance or default. In the event that the Merger Agreement is terminated in accordance with its terms and prior to and without the consummation of the Merger, then, this Agreement shall automatically terminate concurrently with such termination of the Merger Agreement.

         9. In the event of a controversy, claim or dispute between any of the parties hereto arising out of or relating to this Agreement, or the breach thereof, the prevailing party shall be entitled to recover its reasonable attorneys' fees, expenses and costs.

         10. This Agreement contains all of the agreements of the parties with respect to, and supersedes all other agreements, written or oral, between the parties relating to, the subject matter of this Agreement.

         11. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them as set forth in the Merger Agreement.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first above written.

                                          SHAREHOLDER:


                                          ____________________________________



                                          ELDORADO:

                                          ELDORADO BANCORP,
                                          a California corporation


                                          By: ________________________________



                                          EB:

                                          ELDORADO BANK,
                                          a California corporation


                                          By: ________________________________





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